UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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 Hornbeck Offshore Services, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Hornbeck Offshore Services, Inc.

April 24, 2015
Dear Fellow Stockholder:
You are cordially invited to attend the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc. to be held in the Company’s corporate training room located at 103 Northpark Boulevard, in Covington, Louisiana 70433, on Thursday, June 18, 2015 at 9:00 a.m. Central Time. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy card provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our Board of Directors’ recommendations.
This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and Proxy Statement and to ask questions about our operations and the Company.
Our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2014. A copy of our 2014 Annual Report to Stockholders is available at www.hornbeckoffshore.com or may be requested from our Corporate Secretary as described elsewhere in the Proxy Statement.
It is important that your shares are represented at the Annual Meeting, whether or not you are able to attend personally. Accordingly, please complete, sign, date and return the proxy card as promptly as possible in the envelope provided, or submit your proxy by Internet or phone, as described in the proxy card. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.
On behalf of our Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Todd M. Hornbeck
Chairman, President and Chief Executive Officer

Hornbeck Offshore Services, Inc. Notice of Annual Meeting of Stockholders
April 24, 2015
Notice is hereby given that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Hornbeck Offshore Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 18, 2015, at 9:00 a.m. Central Time, in the Company’s corporate training room located at 103 Northpark Boulevard, in Covington, Louisiana 70433, for the following purposes, as more fully described in the accompanying Proxy Statement:

1.
to elect three Class II directors to serve on the Company’s Board of Directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal;

2.	to approve an amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to increase the maximum number of shares available under the Plan;

3.	to approve amendments to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan to increase the maximum number of shares available under the Plan and to extend the term of the Plan;

4.	to ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year ending December 31, 2015;

5.	to consider a non-binding, advisory vote to approve the compensation of the Company’s named executive officers; and

6.	to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy card provided to you as promptly as possible in the envelope provided, or to submit their proxy by Internet or phone, as described in the proxy card previously mailed to you. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.
Only stockholders of record as of the close of business on April 20, 2015 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten days prior to the Annual Meeting, and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board of Directors,

Mark S. Myrtue
Treasurer and Corporate Secretary
Covington, Louisiana
April 24, 2015

IT IS IMPORTANT THAT YOUR SHARES OF COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION BY INTERNET OR PHONE EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY CARDS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION BY INTERNET OR PHONE SO THAT ALL OF YOUR SHARES MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

Hornbeck Offshore Services, Inc.
103 Northpark Boulevard, Suite 300
Covington, Louisiana 70433

 PROXY STATEMENT
April 24, 2015
 General Information
The 2014 Annual Report to Stockholders, including financial statements, will be made available to stockholders together with these proxy materials on or about April 24, 2015.
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Hornbeck Offshore Services, Inc. (“we”, “our”, “us”, “Hornbeck Offshore” or the “Company”), for the 2015 Annual Meeting of Stockholders to be held on June 18, 2015, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being made available to stockholders on or about April 24, 2015.
Record Date and Voting Securities
Stockholders of record as of the close of business on April 20, 2015 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. There were 35,703,701 shares of our common stock issued and outstanding on the Record Date. Each outstanding share of common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.
Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting, or by proxy submitted by mail or Internet as described on the notice and access card.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to approve the proposals relating to the approval of the amendments to the incentive compensation plan and the employee stock purchase plan and the ratification of the reappointment of independent registered public accountants and auditors. The proposal related to the non-binding approval of executive compensation is advisory only and therefore does not require a particular number of affirmative votes. Although the advisory vote on executive compensation is non-binding, the compensation committee and Board of Directors value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Shares represented at the Annual Meeting that abstain with respect to the proposals for binding votes will be considered in determining whether the requisite number of affirmative votes are cast on such matter. Accordingly, such abstentions will have the same effect as a vote against the approval of executive compensation and the amendments to the incentive compensation plan and the employee stock purchase plan and the ratification of the reappointment of independent registered accountants and auditors, as applicable. Except for the purposes of determining whether a quorum is present, as discussed below, broker non-votes will not be treated as shares represented at the Annual Meeting and are not entitled to vote for purposes of such proposals, and therefore will have no effect.
Quorum
Except as may be otherwise required by law or the Company’s Second Restated Certificate of Incorporation (“Certificate of Incorporation”) or Fourth Restated Bylaws (“Bylaws”), as amended, the holders of a majority of the Company’s shares of common stock entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of the Company’s common stock represented by properly executed and returned proxies will be treated as present. Shares of the Company’s common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken
The Board of Directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting, whether or not you attend in person.
Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your shares of common stock will be voted as you specify. If you make no specifications, your proxy representing our common stock will be voted:

•	“FOR” each of the proposed director nominees;

•	"FOR" the amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan;

•	"FOR" the amendments to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan;

•	“FOR” the ratification of the reappointment of independent registered public accountants and auditors; and

•	“FOR,” on a non-binding advisory basis, approval of the compensation of the Company’s named executive officers.
We expect no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy or submitting the proxy by Internet or phone, as described in the proxy card, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.
Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.
Proxy Solicitation
We will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. We may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting, but have not yet done so.
Stockholder Proposals
If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 by no later than December 24, 2015.
If you want to present a proposal at the 2016 Annual Meeting of Stockholders in person but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by March 18, 2016 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our Bylaws.
Pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the 2015 Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.
Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
Each year in connection with the annual meeting of stockholders, we are required to send to each stockholder of record a notice and access card to the proxy statement and annual report, and to arrange for a proxy statement and annual report to be provided to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of the Company’s common stock in multiple accounts, this process results in duplicate mailings of notice and access cards to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Hornbeck Offshore stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433, by telephone at (985) 727-2000 or by e-mail at ir@hornbeckoffshore.com.
Proposal No. 1 – Election of Directors
Term of Directors
Our Certificate of Incorporation and Bylaws provide that the Board of Directors is classified into three classes. These are designated as Class I directors, Class II directors and Class III directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.
There are currently three Class II directors, whose terms expire at the 2015 Annual Meeting of Stockholders, three Class I directors, whose terms expire at the 2016 Annual Meeting of Stockholders, and three Class III directors, whose terms expire at the 2017 Annual Meeting of Stockholders, or, in all cases, until such date that their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws.
Director Nominees and Voting
The Board of Directors has nominated for election as directors the three persons named below. Our Bylaws require that our directors be stockholders of the Company. Each of the nominees for election as Class II directors is currently on the Board and has indicated his willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the three nominees will serve until the 2018 Annual Meeting of Stockholders (subject to the election and qualification of his or her successor and to his or her earlier death, resignation or removal). See “Nomination Process” below for additional information on the nomination of directors.
If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board of Directors may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.
The name, age as of April 20, 2015, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating/corporate governance committee that such nominee for Class II director should serve as a director of the Company are set forth below.
Larry D. Hornbeck, 76, has served as a director since August 2001. An executive with over 38 years of experience in the offshore supply vessel business worldwide, Mr. Larry Hornbeck was the sole founder of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 state of the art offshore supply vessels operating worldwide. From its inception in 1981 until its merger with Tidewater Inc. (NYSE:TDW) in March 1996, Mr. Larry Hornbeck served as its Chairman of the Board, President and Chief Executive Officer. Following the merger, Mr. Larry Hornbeck served as a director and a member of the audit committee of Tidewater Inc. from March 1996 until October 2000. From 1969 to 1980, Mr. Larry Hornbeck served as an officer in various capacities, culminating as Chairman, President and Chief Executive Officer of Sealcraft Operators, Inc., a NASDAQ-listed publicly traded offshore service vessel company operating 29 geophysical and specialty service vessels worldwide. He served on the board of directors and as chairman of the compensation committee of Coastal Towing, an inland marine tug and barge company, from 1992 through 2003. Mr. Larry Hornbeck assisted in orchestrating the founding of the current Company and is the father of Mr. Todd M. Hornbeck, our Chairman, President and Chief Executive Officer.
In addition to the leadership roles in which Mr. Larry Hornbeck has served or currently serves, he has extensive involvement in international and domestic marine industry associations. Mr. Larry Hornbeck helped form and served on the boards of several marine industry associations, including the Offshore Marine Service Association, or OMSA, and the National Ocean Industries Association, or NOIA. He also served on the board of directors of the American Bureau of Shipping, or ABS, and the International Support Vessel Owners' Association, or ISOA. Relationships Mr. Larry Hornbeck formed in these organizations and in his leadership roles in public companies continue to benefit the Company to this day.
Mr. Larry Hornbeck brings to the Board a deep understanding of the operations of a public company in the offshore service vessel industry. With his many years of experience as both Chief Executive Officer and Chairman of the Board of the original Hornbeck Offshore Services, Inc. and of Sealcraft Operators, Inc., Mr. Larry Hornbeck brings not only management expertise, but unique technical knowledge of offshore service vessels and their application, construction and operation. This, combined with his years of experience as one of our directors and his continued active involvement in the Company, make him an invaluable contributor to our Board.
Steven W. Krablin, 65, was appointed to our Board of Directors as a Class II Director in August 2005. Mr. Krablin was the President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services Inc. (NASDAQ:TTES), a publicly held company that designed, manufactured, repaired and serviced products used in the drilling and completion of new oil and gas wells, the workover of existing wells, and the production and transportation of oil and gas, from March 2009 until T-3 was acquired in January 2011. From April 2005 until joining T-3 Energy Services in March 2009, Mr. Krablin was a private investor. From January 1996 until April 2005, Mr. Krablin served as the Senior Vice President and Chief Financial Officer of National Oilwell, Inc. (NYSE:NOI), a major manufacturer and distributor of oil and gas drilling equipment and related services for land and offshore drilling rigs. In March 2005, National Oilwell merged with Varco International, Inc. (NYSE:VRC) to become National Oilwell Varco, Inc. (NYSE:NOV). Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International. From November 2004 to March 2009 and from December 2010 to the present, Mr. Krablin has served as a director of Penn Virginia Corporation (NYSE:PVA), an energy company engaged in the exploration, acquisition, development and production of crude oil and natural gas. Since July 2006, Mr. Krablin has served as a director of Chart Industries, Inc. (NASDAQ:GTLS), a global manufacturer of standard and custom-engineered products and systems for cryogenic and heat-transfer applications. Mr. Krablin is a retired certified public accountant.
As an experienced financial and operational leader with a variety of public companies in the energy industry, Mr. Krablin brings a broad understanding of business globally, which is particularly important for our company, as we continue to expand our operations in foreign countries. Mr. Krablin brings management experience, leadership capabilities, financial knowledge and business acumen to our Board. Drawing from that experience, he brings a unique perspective to the Board and the committees on which he serves.
John T. Rynd, 58, was appointed to our Board of Directors as a Class II Director in June 2011. Since June 2008, Mr. Rynd has served as the Chief Executive Officer and President, and as a director, of Hercules Offshore, Inc. (NASDAQ:HERO), a publicly traded global provider of offshore contract drilling and liftboat services. From July 2007 to June 2008, he served as Executive Vice President and Chief Operating Officer of Hercules Offshore, Inc. From October 2005 to July 2007, he served as Senior Vice President of Hercules Offshore, Inc. and President of Hercules Drilling Company, LLC. Prior to joining Hercules Offshore, Inc., Mr. Rynd worked at Noble Drilling Services Inc., a wholly owned subsidiary of Noble Corporation, a contract drilling company, as Vice President-Investor Relations from October 2000 to September 2005 and as Vice President-Marketing and Contracts from September 1994 to September 2000. From June 1990 to September 1994, Mr. Rynd worked for Chiles Offshore Corporation, a contract drilling company, in various positions, including as Vice President-Marketing. Mr. Rynd currently serves as Chairman of NOIA.
As an active chief executive officer of a publicly traded drilling and marine services company with a major presence in the GoM, Mr. Rynd has a deep understanding of the unique challenges currently facing our Company and the rest of the offshore energy industry in our core geographic markets. We believe that this unique understanding together with Mr. Rynd’s leadership skills allow him to make meaningful contributions to the Board and the committees on which he serves.
The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. Nevertheless, the Board has adopted a policy that requires that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election tender his or her resignation for consideration by the nominating/corporate governance committee. The nominating/corporate governance committee shall recommend to the Board whether or not it should accept the tendered resignation. The Company will publicly disclose the Board's decision within 90 days of the certification of the election results.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.
Incumbent Class I Directors
The name, age as of April 20, 2015, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class I director are set forth below.
Bruce W. Hunt, 57, has served as one of our directors since August 1997 and was appointed lead independent director in May 2005. He has been President of Petrol Marine Corporation since 1988 and President and Director of Petro-Hunt, L.L.C. since 1997, each of which is an energy-related company. Mr. Hunt served as a director of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, from November 1992 to March 1996, when it merged with Tidewater Inc. (NYSE:TDW). In April 2012, Mr. Hunt was named as a director of ViewPoint Financial Group, Inc. (NASDAQ: VPFG), parent company of ViewPoint Bank, N.A.
Mr. Hunt is an experienced business leader with the skills and attributes necessary to be our lead independent director. As a director of ours for more than 17 years and as a director of the original Hornbeck Offshore Services, Inc., he has gained a deep understanding of our direction and goals and the Board’s ability to oversee our success. His experience in the energy industry, including with offshore service vessels, further augments his range of knowledge and insight relevant to our operations. Mr. Hunt is affiliated with the William Herbert Hunt Trust Estate, which has been one of our largest stockholders since August 1997. As such, Mr. Hunt is uniquely familiar with the Company since its inception and provides the perspective of a long-term significant stockholder. Mr. Hunt serves as the chairman of our nominating/corporate governance committee.
Kevin O. Meyers, Ph.D., 61, was appointed to our Board of Directors as a Class I Director in June 2011. Dr. Meyers is a consultant with over 30 years of experience in the oil and gas industry. He served as the Senior Vice President, Exploration and Production—Americas of ConocoPhillips (NYSE:COP), a publicly traded oil and gas company, from May 2009 until his retirement in December 2010. Before assuming that role, Dr. Meyers had been President of ConocoPhillips Canada from December 2006 until May 2009. From October 2004 to November 2006, he served as President of ConocoPhillips’ Russian and Caspian Region, based in Moscow, where he was responsible for exploration and production activities in the former Soviet Union and was the lead executive in Russia for the COP LUKOIL strategic alliance. Prior to moving to Russia, Dr. Meyers was President of ConocoPhillips Alaska, a position he had held since Conoco Inc. and Phillips Petroleum Company merged in 2002. Prior to the merger, Dr. Meyers had held a similar position with Phillips Petroleum Company. He held that position following the acquisition by Phillips Petroleum Company of certain Alaskan assets of the Atlantic Richfield Company, or ARCO. Dr. Meyers was President of ARCO Alaska from 1998 to 2000 and served in various other positions with ARCO from 1980 through 1998. Dr. Meyers also currently serves on the board of directors of Precision Drilling Corporation (NYSE: PDS), Bill Barrett Corp. (NYSE: BBG), Denbury Resources Inc. (NYSE: DNR) and Hess Corporation (NYSE: HES). Dr. Meyers holds a doctorate in chemical engineering from the Massachusetts Institute of Technology and bachelor’s degrees in chemistry and mathematics from Capital University in Ohio.
Dr. Meyers brings to the Board significant major oil company executive experience and critical insights into the issues facing the global oil and gas industry from the perspective of our customers. This experience and perspective allows Dr. Meyers to make significant contributions as a critical member of the Board and the committees on which he serves.
Bernie W. Stewart, 70, has served as one of our directors since November 2001 and served as the Chairman of our Board from February 2002 to May 2005. Mr. Stewart was Senior Vice President, Operations of R&B Falcon Corporation (NYSE:FLC), a contract drilling company, and President of R&B Falcon Drilling U.S., its domestic operating subsidiary, from May 1999 until R&B Falcon Corporation merged with Transocean Sedco Forex Inc. (NYSE:RIG) in January 2001. Between April 1996 and May 1999, he served as Chief Operating Officer of R&B Falcon Holdings, Inc. and as its President from January 1998 until May 1999. From 1993 until 1996, he was Senior Vice President and Chief Operating Officer of the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company, where he was responsible for overall supervision of the company’s operations. From 1986 until 1993, he was President of Western Oceanics, Inc., an offshore drilling contractor. Since leaving R&B Falcon Corporation upon its merger with Transocean Sedco Forex, Mr. Stewart has been an independent business consultant.

Mr. Stewart’s more than 15 years of executive experience in the offshore energy industry brings to the Board critical insights into the operational requirements of a public offshore service vessel company. In addition, his experience as our former Chairman, one of our directors, and as an officer of the original Hornbeck Offshore Services, Inc., gives him a deep understanding of our operations and of the important role of the Board. Mr. Stewart serves as the chairman of our compensation committee.
Incumbent Class III Directors
The name, age as of April 20, 2015, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class III director are set forth below.
Todd M. Hornbeck, 46, has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, Mr. Todd Hornbeck was appointed Chief Executive Officer and in May 2005, he was appointed Chairman of the Board of Directors. Mr. Todd Hornbeck was employed by the original Hornbeck Offshore Services, Inc., a NASDAQ-listed publicly traded offshore service vessel company with over 105 offshore supply vessels operating worldwide, from 1991 to 1996, serving in various positions relating to business strategy and development. Following its merger with Tidewater Inc. (NYSE:TDW) in March 1996, he accepted a position as Marketing Director-Gulf of Mexico ("GoM") with Tidewater, where his responsibilities included managing relationships and overall business development in the U.S. Gulf of Mexico region. He remained with Tidewater until our formation. Mr. Todd Hornbeck currently serves as Chairman and President of ISOA, as a director and former Chairman of OMSA and as a director of NOIA. Mr. Todd Hornbeck is the son of Mr. Larry D. Hornbeck, one of our directors.
As our co-founder, Mr. Todd Hornbeck brings his vision and goals for the Company to the Board. Under his leadership, we have expanded from a small private company to a large, global provider of technologically advanced offshore service vessels. Mr. Todd Hornbeck’s extensive experience in the offshore service vessel industry, and over 17 years leading our company, positions him well to serve as our Chairman, President and Chief Executive Officer. See also the section entitled “Board Structure, Risk Oversight, Committee Composition and Meetings” below.
Patricia B. Melcher, 55, has served as one of our directors since October 2002. She currently serves as Managing Director of EIV Capital, LLC and Chief Executive Officer of EIV Capital Management Co., LLC, which manage EIV Capital Fund II, LP and EIV Capital Fund LP, respectively, private equity funds focused on making investments in the energy industry. She assumed her duties with EIV Capital, LLC upon the formation of EIV Capital Fund II, LP in July 2013 and joined the management of EIV Capital Management Co., LLC in April 2009 being named Chief Executive Officer in August 2009. Pursuant to her duties with respect to EIV Capital Fund LP and EIV Capital Fund II, LP, Ms. Melcher, from time to time, serves as a director of certain of its portfolio investment companies. From November 2004 through August 2009, she co-founded and managed Go Appetit Foods, LLC, a privately-owned company that developed and distributed innovative all-natural foods and beverages. From 1997 to 2006, Ms. Melcher served as the President of Allegro Capital Management, Inc., a privately-owned investment company focused on private equity investments in, and consulting to, energy-related companies. From 1989 to 1994, she worked for SCF Partners, L.P., an investment fund sponsor specializing in private equity investments in oilfield service companies. From 1986 to 1989, Ms. Melcher worked for Simmons & Company International, or Simmons, one of the largest investment banks providing services exclusively to the energy industry.
With over 28 years of experience as a private equity investor, consultant and investment banker, Ms. Melcher brings to the Board significant experience in evaluating the financial and operating performance of companies and assessing risks in the energy industry. In addition, Ms. Melcher’s past and current experience serving on the boards of for-profit as well as not-for-profit companies gives her a broad understanding of the financial needs and strategic priorities of companies in diverse industries, including oilfield services. Ms. Melcher’s management and energy finance experience make her particularly well-suited to be a member of our Board and a member and chairperson of our audit committee.
Nicholas L. Swyka, Jr., 71, was appointed to our Board of Directors as a Class III Director in February 2012. Mr. Swyka has over 30 years of energy related investment banking experience. From September 1999 until his retirement in June 2011, he served as Vice Chairman of Simmons. During this time, Mr. Swyka also served on Simmons’ Executive Management, Compensation and Underwriting Committees. From January 1987 until September 1999, he served as Managing Director and Co-Head of Investment Banking for Simmons. During that time, he functioned as senior team leader advising the Boards of Directors of both public and private energy companies on a significant number of energy industry transactions, including mergers, acquisitions and divestitures, as well as capital market transactions. Mr. Swyka continues to serve as an Advisory Director to Simmons pursuant to a consulting agreement. Mr. Swyka also currently serves as an Advisory Director to the University of Texas Marine Science Institute and NOIA.  He is also past President and Chairman and currently serves on the Executive Committee of the Houston Ballet Foundation.
Prior to joining Simmons, Mr. Swyka spent seven years with a major accounting firm, leaving as a senior manager, where he supervised the audits of private and public companies.
Mr. Swyka brings to our Board significant industry and capital markets experience, critical insights into the issues facing the global oil and gas industry, a proven track record of providing financial advisory services to the growing energy service sector and a personal knowledge, from having served as our financial advisor, of the history and the accomplishments of the original Hornbeck Offshore Services, Inc. and of our Company since its inception.
Board Structure, Risk Oversight, Committee Composition and Meetings
Our Board of Directors is comprised of nine members, including the Chairman, divided into three classes as described under “Term of Directors” above. Other than Mr. Todd Hornbeck, who serves as our President, Chief Executive Officer and Chairman, there are no other members of the Company’s management that serve on the Board. Seven of the nine Board members are independent as contemplated under Commission and NYSE requirements. We have three committees of the Board—audit, compensation and nominating/corporate governance—that are comprised solely of independent directors, including their chairs. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of the NYSE. The Company has a lead independent director who chairs and oversees the executive sessions of the non-management directors (generally meeting at least quarterly) and independent directors (meeting at least annually). Of the eight non-management members of the Board, six have served as executive officers of public companies (two of whom are currently serving or have served in the combined positions of chairman and chief executive officer). All of our non-management directors, including the seven independent directors, have significant experience with Board processes, and specifically their role and responsibilities in oversight on behalf of the Company’s stockholders. For additional information regarding our directors’ backgrounds, see “Term of Directors” above. The existence and leadership of our lead independent director, the committee chairs and the committee members, all being independent directors, and the seven to two independent majority of the Board provides for substantial independent oversight of the Company.
In May 2005, the Board unanimously elected Mr. Todd Hornbeck as Chairman of the Board of Directors. Mr. Todd Hornbeck was the principal catalyst and visionary behind the creation of the Company as primarily a new generation offshore service vessel business and has been instrumental in the growth and development of the Company. He has served the Company as President since its founding in June 1997 and as Chief Executive Officer since February 2002. As President and Chief Executive Officer, Mr. Todd Hornbeck is responsible for the operation of the Company and the execution of the Company’s strategy. Over the years, he has demonstrated excellent executive management skills and has led this Company from a “greenfield” start-up to its present status as a publicly-held, NYSE-listed Company with 61 new generation OSVs and five MPSVs with a net book value of $2.5 billion as of December 31, 2014. Under its fifth OSV newbuild program, the Company has contracted for the delivery of 19 new generation OSVs and five MPSVs. Given the growth of the Company, and the importance of the performance of the Company and the execution of corporate strategy in the Board’s considerations and duties, the Board believes that Mr. Todd Hornbeck is the person best qualified to serve as the Chairman of the Board. Additionally, it is the view of our Board that having Mr. Todd Hornbeck serve in the combined positions of President, Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders. It signals to our employees, suppliers, customers and the investment community that a single person is responsible for providing direction in the management of the Company’s operations and growth initiatives. Such a single leader helps avoid the potential for duplication of efforts, for confusing or conflicting senses of direction or for personality conflicts. Moreover, the structure of our Board and committees, the level of independence represented on each, the experience of our directors and our lead independent director balance and complement the combined offices of Chairman, President and Chief Executive Officer. The Board maintains the authority to modify this structure if and when the Board believes such modification would be in the best interests of the Company and its stockholders.
In addition to his leadership skills, the Company has benefited and continues to benefit from Mr. Todd Hornbeck’s experience with the original Hornbeck Offshore Services, Inc., a NASDAQ-listed company founded by his father, Mr. Larry Hornbeck, in 1981. The current Company carries the Hornbeck family name, uses the same horsehead logo and trademarks as the prior company and is able to benefit from long-standing working relationships with customers, vendors and Wall Street analysts, many of whom also had relationships with Messrs. Todd and Larry Hornbeck at the prior public company. Unlike other companies that are led by non-founding managers, the Company benefits to a substantial extent from the history, entrepreneurial spirit, industry expertise and leadership of its founder.

The Company’s leadership structure contributes to the manner in which the Board oversees risk by providing a high level of experience and independence to the process of risk oversight. The Board’s oversight of risk is centered principally on risks associated with the Company’s strategic plans, growth initiatives and financial results as well as risks attendant to the legal and regulatory environment in which the Company operates both domestically and abroad. The Board performs this oversight role by receiving and discussing reports each quarter from executive management, including major risks confronting the Company. A specific report concerning legal compliance is given each quarter in which the Board is advised of the approach to managing any known material legal risks being faced by the Company. While operational risk management is overseen by executive management, the Board also receives periodic reports, including discussions of the management of operating risks and the strategies employed by the Company in order to mitigate those risks, such as the placement of insurance and contracting strategies. The audit committee enhances the Board’s oversight of risk management by regularly assessing the overall corporate “tone” for quality financial reporting and ethical behavior. Each quarter the audit committee discusses with executive management, the internal auditors and the independent auditor the adequacy and effectiveness of the Company’s accounting and financial controls and, where appropriate, the Company’s policies and procedures that impact business risks and certain of the Company’s compliance programs. The Company’s compensation policies and practices are described in the “Compensation Discussion and Analysis” section of this Proxy Statement. After reviewing the compensation policies and practices of the Company, the Board concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
The Board has determined that Ms. Patricia B. Melcher and Messrs. Bruce W. Hunt, Kevin O. Meyers, John T. Rynd, Steven W. Krablin, Bernie W. Stewart and Nicholas L. Swyka, Jr. are “independent” for purposes of Section 303A of the NYSE Listed Company Manual. The Board based its determinations of independence primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships. No material relationships between the Company and any independent directors were discerned.
During 2014, our Board of Directors held six meetings and took action by unanimous written consent three times. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of each committee of the Board on which they served. All directors are expected to attend Annual Meetings, and all of our directors except John T. Rynd attended our last Annual Meeting of Stockholders.
The Company has established Corporate Governance Guidelines, which may be found on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the NYSE Listing Standards. Pursuant to the Company’s Corporate Governance Guidelines, our non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. If the non-management directors include directors that are not independent directors (as determined by our Board), the independent directors are required to meet in at least one separate session annually that includes only the independent directors. Because the Chairman of the Board is also a member of management, the non-management directors’ and independent directors’ separate sessions are presided over by the Lead Independent Director or, in his absence, by an independent director elected by a majority of the independent directors.
Committees of the Board of Directors
Audit Committee
The Board of Directors has established an audit committee currently comprised of Ms. Melcher and Messrs. Hunt, Krablin, Stewart, and Swyka with Ms. Melcher as Chair. The audit committee operates under a written charter adopted by the Board of Directors. The Board has determined that each director currently serving on the audit committee is independent for purposes of Section 10A(m)(3) of the Exchange Act, and Section 303A.07 of the NYSE Listed Company Manual and satisfies the financial literacy requirements of the NYSE. The Board has also determined that each of Ms. Melcher and Messrs. Krablin and Swyka qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. Ms. Melcher and Messrs. Krablin and Swyka are financially literate and have accounting or related financial management expertise, as described in their biographical information under “Director Nominees and Voting” above. The audit committee met six times during 2014 and took action by unanimous written consent two times in 2014.
In addition to certain duties prescribed by applicable law, the audit committee is charged, under its written charter, to select and engage the independent public accountants to audit our annual financial statements, subject to stockholder ratification. The audit committee also establishes the scope of, and oversees the annual audit and approves any other services provided by public accounting firms. Furthermore, the audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of our internal audit function and independent auditor, and overseeing our system of disclosure controls and procedures and system of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established. In doing so, it is the responsibility of the audit committee to maintain free and open communication among the audit committee, our independent auditors, the internal audit function and management of the Company. See “Audit Committee Report” below for further information on the functions of the audit committee.
Compensation Committee
The Board of Directors has established a compensation committee currently comprised of Messrs. Meyers, Rynd, Stewart and Swyka, with Mr. Stewart as Chair. The compensation committee operates under a written charter adopted by the Board of Directors. In addition to certain duties prescribed by applicable law, the compensation committee is charged, under its written charter, to address all forms of compensation of the Company’s executive officers and directors. The compensation committee approves and monitors annual executive and director compensation for each year and as part of the Company’s annual budget process. The compensation committee has sole authority to retain compensation consultants and may not form or delegate authority to subcommittees without Board approval. See “Compensation Discussion and Analysis” below for additional information on the Company’s procedures for consideration and determination of executive and director compensation.
Our Board has determined that each member of the compensation committee meets the independence requirements of the NYSE. The compensation committee met six times during 2014 and took action by unanimous written consent once in 2014.
Nominating/Corporate Governance Committee
Our Board of Directors has also established a nominating/corporate governance committee, currently comprised of Messrs. Hunt, Krablin, Rynd and Stewart, with Mr. Hunt as Chair. In addition to certain duties prescribed by NYSE listing requirements, the committee is charged, under its written charter, to develop, review and recommend to the Board a set of corporate governance principles for the Company, and to identify, review and recommend to the Board possible candidates for Board membership.
Our Board has determined that each member of the nominating/corporate governance committee meets the independence requirements of the NYSE. The nominating/corporate governance committee met two times during 2014 and did not act by unanimous written consent in 2014.
Availability of Certain Committee Charters and Other Information
The charters for our audit, compensation and nominating/corporate governance committees, as well as our Corporate Governance Guidelines, Procedures for Communication with Directors, Executive Officer Code of Conduct and Code of Business Conduct and Ethics for Members of the Board of Directors, can all be found, free of charge, on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. In 2014, we restated and renamed our prior "Employee Code of Business Conduct and Ethics" and adopted a new code of conduct named "Navigating with Integrity" which is applicable to all employees, including Executive Officers and, accordingly, to our Chief Executive Officer and to our Chief Financial Officer, who is our principal financial and accounting officer. We intend to disclose any changes to or waivers from the provisions of "Navigating with Integrity" or our Executive Officer Code of Conduct that would otherwise be required to be disclosed under Item 5.05 of a Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to Hornbeck Offshore Services, Inc., Attn: Samuel A. Giberga, General Counsel and Chief Compliance Officer, 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the Securities and Exchange Commission, or the Commission.
We also make available on our website, free of charge, access to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports, as well as other documents that we file with or furnish to the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after such documents are filed with, or furnished to, the Commission.

Nomination Process
It is our Board of Director’s responsibility to nominate members for election or re-election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders. The nominating/corporate governance committee assists the Board by identifying and reviewing potential candidates for Board membership consistent with criteria approved by the Board. The nominating/corporate governance committee also annually recommends qualified candidates (which may include existing directors) for approval by the Board of a slate of nominees to be proposed for election or re-election to the Board at the annual meeting of stockholders. Having considered the qualifications of these individuals, in February 2015, the nominating/corporate governance committee approved the Class II director candidates, and recommended to the Board of Directors the re-election of the three candidates nominated above.
As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the nominating/corporate governance committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies, if the Board determines that such vacancies will be filled. The Company’s Bylaws require at least four directors and allow for up to nine directors. At present, the Company has nine directors. The Board is permitted by the Bylaws to create a new directorship upon the affirmative vote of 66 2/3% of the directors then in office and to fill existing or newly created directorship slots by a majority vote of the directors then in office. The number may be decreased below four or increased above nine only by the vote of holders of at least 80% of the shares entitled to vote thereon or the unanimous vote of the Board of Directors.
When formulating its recommendations for potential Board nominees, the nominating/corporate governance committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the nominating/corporate governance committee or the Board may deem appropriate.
Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com, are determined by the Board, with input from the nominating/corporate governance committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business; personal characteristics, such as integrity and judgment; and the candidate’s commitments to the boards of other companies. While the Board does not have a formal policy with respect to diversity of potential Board nominees, the nominating/corporate governance committee considers the impact a potential Board nominee would have in terms of increasing the diversity of the Board with respect to professional experience, background, viewpoints, skills and areas of expertise. The resulting diversity of the Board allows each member of the Board an opportunity to provide specific input to Board decisions in his or her respective area of expertise. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. The Board believes the qualification guidelines included as Exhibit A to the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and the Board’s needs warrant.
Nominations for Directors
The nominating/corporate governance committee will consider candidates for director nominees that are recommended by stockholders of the Company in the same manner as Board recommended nominees, in accordance with the procedures set forth in the Bylaws. Any such nominations should be submitted to the Board of Directors, care of the Corporate Secretary, Hornbeck Offshore Services, Inc., 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433 and be accompanied by the following information:

•
appropriate biographical information, a statement as to the qualifications of the nominee and any other information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s common stock that are owned beneficially and of record by such stockholder(s).
The written recommendation should be submitted within the time frame described under the caption “Stockholder Proposals” above.

Communications with the Board of Directors
The Board of Directors, of which a majority are independent, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Corporate Governance page of the Company’s website, www.hornbeckoffshore.com. The relevant document is titled “Procedures for Communication with Directors.”
In addition, stockholders, or other interested persons, wishing to communicate with our Board of Directors for anonymous complaints about accounting, internal controls and auditing issues may call the Company’s toll-free Ethics Helpline at 1-800-506-6374 as more particularly described on the Compliance link found on the Company’s website, www.hornbeckoffshore.com. Online reports may also be made anonymously by accessing our ethics reporting procedure available at www.hoscompliance.com. Our audit committee monitors these calls. All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Proposal No. 2 - Approval of an Amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to Increase the Maximum Number of Shares Available under the Plan

The Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the “Plan” or the “incentive compensation plan”) was adopted in 2006. On February 10, 2015, our Board of Directors adopted a proposal to amend the Plan to increase the maximum number of shares of common stock of the Company that may be delivered pursuant to awards granted under the Plan from 4,200,000 to 4,950,000. A copy of the amendment is attached hereto as Appendix A. We must receive stockholder approval to amend the Plan; otherwise the Plan will continue in its place as it currently exists.

We are asking you to authorize an increase of 750,000 shares for future issuance under the Plan, representing approximately 2.1% of our shares of common stock outstanding as of March 31, 2015. In considering this proposal, stockholders should also be aware that the average number of shares granted under the Plan over the last three fiscal years, divided by the number of shares outstanding, is approximately 0.8%. The Company anticipates that the requested number of shares for the Plan will be sufficient to meet the needs of our long-term incentive program for at least three years.

The Plan is intended to comply with Section 162(m) of the Internal Revenue Code (the “Code”), as amended, which generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to certain of our executive officers unless such compensation is based on objective performance goals that are approved by the stockholders. To qualify under Section 162(m) of the Code, the material terms under which the particular performance-based compensation is to be paid, including (1) the performance goals, (2) the group of employees whose compensation would be subject to the performance goals, and (3) the maximum amount payable to an executive officer, must be disclosed to, and approved by, the stockholders at least once every five years. Section 162(m) of the Code requires that the disclosure to the stockholders be specific enough for them to determine the maximum amount of compensation that could be payable to an employee under a performance goal during a specified period.

General Description of the Plan

The purposes of the Plan are to (i) promote the interests of the Company and its stockholders by enabling the Company and each of its subsidiaries to attract, motivate and retain their respective employees and non-employee members of the Board of Directors by offering such employees and non-employee directors time-based or performance-based stock incentives and other equity interests in the Company, along with other incentive awards; (ii) compensate certain consultants providing services to the Company by offering such consultants performance-based stock incentives and other equity interests in the Company, along with other incentive awards that recognize the creation of value for the stockholders of the Company and (iii) promote the Company’s long-term growth and success.

Types of Awards and Eligibility. Under the Plan, employees of the Company and its subsidiaries, non-employee directors, and consultants are eligible to participate in the Plan and receive awards. As of March 31, 2015, 1,365 employees, eight non-employee directors and an advisory director were eligible to participate in the Plan. Awards can take the form of options, stock appreciation rights, or SARS, stock (including restricted stock), restricted stock units, and other awards, any of which may be performance-based awards. An option issued under the Plan may take the form of an incentive stock option, or ISO, which complies with the requirements of Section 422 of the Code, or a nonqualified stock option, or NQSO. Options and SARs may be granted to any individual eligible to participate in the Plan except that ISOs may only be granted to employees of the Company or its subsidiaries. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates shall cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise shall terminate. The payment of the appreciation associated with the exercise of a SAR may be made by the Company in shares of common stock of the Company, cash or a combination of both common stock and cash at the Company’s discretion. To date, the Company has not granted any SARs.

A stock award may be granted to any individual eligible to participate in the Plan. A stock award will entitle a recipient to receive shares of common stock of the Company subject to such forfeiture restrictions as our Board of Directors or the compensation committee may determine at the time of grant. Such forfeiture restrictions or conditions may be based on the continued employment or service of the award recipient and/or the achievement of pre-established performance goals or objectives.

A restricted stock unit is a grant representing a specified number of hypothetical shares of common stock of the Company, the vesting of which is subject to such requirements as the Board of Directors or the compensation committee may determine, and may be granted to any individual eligible to participate in the Plan. These requirements may include continued service or employment for a specified period and/or achievement of pre-established performance goals or objectives. Upon or after vesting, restricted stock units will be settled in shares of common stock of the Company, cash, or a combination of both common stock and cash at the Company’s discretion. A participant to whom restricted stock units are granted will not have any rights as a stockholder with respect to the units, unless and until they are settled in shares of common stock of the Company, although at the discretion of the Board of Directors or the compensation committee, the recipient of a restricted stock unit award may be entitled to a dividend equivalent right.

Performance awards may be denominated or payable in cash, shares of common stock of the Company (including, without limitation, shares of restricted stock), other securities, other awards, or other property. Performance awards confer on the award recipient the right to receive a dollar amount or number of shares upon the attainment of performance measures during a specified performance period, as established by the Board of Directors or the compensation committee.

Performance Goals. The performance goals for awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be based on measurable and attainable targets selected by the compensation committee from the following list with respect to the Company: net income; cash flow; cash flow on investment; pre-tax or post-tax profit levels or earnings; operating income or earnings; return on investment; economic value added; expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; net earnings from continuing operations; sales growth; sales volume; economic profit; expense reduction; controlled expenses; return on assets; return on net assets; return on equity; return on capital; construction work in progress-adjusted return on invested capital; return on sales; return on invested capital; organic revenue growth; growth in managed assets; total stockholder return; stock price; stock price appreciation; net book value per share; EBIT; adjusted EBIT; EBITDA; adjusted EBITDA; return in excess of cost of capital; profit in excess of cost of capital; operating profits; net operating profit after tax; operating margin; profit margin; overhead margin; adjusted revenue; revenue; net revenue; operating revenue; net cash provided by operating activities; net cash provided by operating activities per share; cash conversion percentage; new sales; net new sales; cancellations; gross margin; gross margin percentage; revenue before deferral; safety performance metrics, including relative to industry standards; borrowing levels; leverage ratios; market share; customer acquisition and retention; research; implementation or completion of critical projects, including vessel newbuild or retrofit programs; government relations; mergers and acquisitions; sales of assets; as any of the foregoing may be utilized, where applicable, on an absolute value basis, an “as-adjusted” basis, a growth basis, a per share basis or a margin basis or as any of the foregoing performance measures may be compared internally or against or relative to comparable performance measures of peers or industry indices, in each case whether or not expressly so indicated above; or any other performance measure set forth in the Plan, as determined by the compensation committee.

The performance goals will be established by our compensation committee in accordance with Section 162(m) of the Code and the applicable Treasury regulations. At the end of the applicable performance period, our compensation committee will certify the attainment of the performance goals and may decrease, but not increase, the number of shares or cash payable upon attainment of such goals. To the extent our compensation committee does not satisfy the requirements of Section 162(m) of the Code, performance-based compensation may be granted and administered by a committee of directors that meet such requirements.

Shares Available for Award. A total of 4,200,000 shares of our common stock have been authorized by the stockholders for issuance under the Plan. A description of the remaining shares of common stock of the Company available for award under the Plan is contained in the section entitled “Equity Compensation Plan Information,” beginning on page 41 below. If the amendment is approved by the stockholders, an additional 750,000 shares of our common stock will be authorized for issuance under the Plan.

Common stock that is related to awards that (i) are forfeited or cancelled or terminate or expire prior to the issuance of the common stock, or (ii) are settled in cash will again be available for future awards under the Plan. In addition, common stock that is tendered or withheld in order to satisfy payment of (i) the exercise price of an option, or (ii) the minimum withholding tax obligations of a participant, will be available for future awards under the Plan. To the extent any such add back rule constitutes a “formula” that would result in a “material revision” of the Plan, as defined in the NYSE listing rules applicable to equity-based compensation plans of the Plan, the “formula” has been limited to a period of not more than ten years following the stockholder approval of the Plan in order to comply with such listing rules.

The Plan provides for appropriate adjustments to the shares available under the Plan and the awards under the Plan in the event of a merger, consolidation, conversion, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Maximum Individual Annual Compensation. Any awards of stock options or stock appreciation rights will contain an exercise price equal to the fair market value of the underlying common stock as of the date of grant. No individual participant may be granted awards in any one calendar year totaling more than 411,000 shares of our common stock, subject to adjustment upon certain corporate events described in the Plan, or more than $2 million in cash.

Termination and Amendment. The Plan may be amended or terminated by the Board of Directors at any time. However, no award that is outstanding under the Plan may be modified, impaired or cancelled adversely to the participant without the participant’s consent. In addition, our stockholders must approve any amendment to increase the number of authorized shares under the Plan, to change the individuals eligible to participate in the Plan, or to adopt any amendment which requires stockholder approval under NYSE rules.

Acceleration of Awards. The compensation committee has the discretion to amend or modify outstanding awards, including the discretion to accelerate the vesting of unvested awards in the case of termination of employment and to waive vesting conditions under certain circumstances, provided that such amendment or modification would not violate the requirements of Section 409A of the Code.

Transferability. Awards are generally not transferable except by will or by the laws of descent and distribution; however, the Plan provides that awards may be transferable pursuant to a valid court order incident to a divorce. In addition, the compensation committee may, in its discretion, authorize all or a portion of any award that is not an ISO to be granted on terms that permit certain limited transfers. The Company has not issued incentive stock options, or ISOs, in the past 10 years.

Federal Income Tax Consequences

Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to awards granted under the Plan. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on various factors and the participant’s particular circumstances. This summary is based on present laws, regulations and interpretations and is not a complete description of federal tax consequences. This summary of federal tax consequences may change in the event of a change in the Code or regulations thereunder or interpretations thereof. We urge participants in the Plan to consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of awards made under the Plan prior to taking action with respect to an award. The Plan is not intended to be a “qualified plan” under Section 401(a) of the

Code.

Non-qualified Stock Options (NQSOs). An award recipient will not be subject to tax at the time an NQSO is granted, and no tax deduction is then available to the Company. Upon the exercise of an NQSO, an amount equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise will be included in the holder’s ordinary income, and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will generally be treated by the award recipient as either capital gain or capital loss.

ISOs. An award recipient will not be subject to regular income tax at the time an ISO is granted or exercised, and no tax deduction is then available to the Company; however, the recipient may be subject to the alternative minimum tax, or AMT, on the excess of the fair market value of the shares received upon exercise of the ISO, or the ISO Shares, over the exercise price. Upon disposition of the shares acquired upon exercise of an ISO, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the exercise price, as long as the recipient has not disposed of the shares within two years after the date of grant or within one year after the date of exercise and has been employed by the Company or a subsidiary at all times from the grant date until the date three months before the date of exercise (one year in the case of disability). If the recipient disposes of the ISO Shares without satisfying both the holding period and employment requirements, the recipient will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price but, in the case of a failure to satisfy the holding period requirement, not more than the excess of the fair market value of the ISO Shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or loss, respectively. The Company is not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the ISO Shares acquired pursuant to such exercise, except to the extent that the recipient recognizes ordinary income upon disposition of the shares. The difference between the exercise price of an ISO and the fair market value of the ISO Shares on the date of exercise is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer’s regular tax) is a certain percentage of an individual taxpayer’s alternative minimum taxable income. The AMT is lower than regular tax rates but covers more income. Taxpayers determine their alternative minimum taxable income by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, and reducing this amount by the applicable exemption amount. If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced when the participant sells the ISO Shares by the excess of the fair market value of the ISO Shares as of the date of exercise over the amount paid for the ISO Shares.

Payment of the Exercise Price With Stock. If an award recipient surrenders common stock which the award recipient already owns as payment for the exercise price of a stock option, the award recipient will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount includable in the award recipient’s taxable income upon receipt of such shares. The award recipient’s holding period for such shares will commence on the day of such exercise. However, if the award recipient surrenders ISO shares as payment for the exercise price of a stock option and the award recipient has not held the ISO shares for at least two years following the date of grant of the ISO and at least one year following the date of exercise of the ISO, the award recipient will generally recognize ordinary compensation income with respect to the surrender of the ISO Shares equal to the excess of the fair market value of the surrendered ISO Shares (determined as of the date on which the ISO relating to the ISO Shares was exercised) over the exercise price of the ISO relating to the surrendered ISO Shares. The tax basis of that number of shares received upon exercise of the stock option equal to the number of ISO Shares surrendered will equal the award recipient’s basis in the surrendered ISO Shares, plus the amount of ordinary compensation income recognized by the award recipient. The award recipient will recognize no gain with respect to the remaining shares received, the tax basis of such shares will be equal to the amount includible in the award recipient’s taxable income upon receipt of such shares, and the holding period of such shares will begin on the day of such exercise. Upon disposition of the shares acquired upon exercise of the option, the award recipient will recognize gain or loss, depending on the value of the shares at disposition.

Stock Awards. An award recipient will be taxed on the fair market value of the shares of stock in the taxable year in which the date of grant occurs, unless the underlying shares are substantially nonvested (i.e. both nontransferable and subject to a substantial risk of forfeiture). However, an award recipient who wishes to recognize compensation income with respect to substantially non-vested shares in the taxable year in which the date of grant occurs may do so by making a Section 83(b) Election. A Section 83(b) Election is made by filing a written notice with the IRS office with which the award recipient files his or her federal income tax return. The notice must be filed within 30 days of the award recipient’s receipt of the stock and must meet certain technical requirements. An award recipient who is subject to Section 16(b) of the Exchange Act who receives stock will recognize ordinary income equal to the fair market value of the shares of stock received at the later of (i) the applicable date or (ii) the earlier of: (a) the date on which the shares are transferable or (b) the date on which the restrictions lapse, unless the award recipient makes a Section 83(b) Election to report the fair market value of such shares received as ordinary income in the taxable year of receipt. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided that the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code. Upon the sale or disposition of shares of stock, an award recipient will recognize taxable income equal to the difference between the amount realized by the award recipient on the disposition of the stock and the award recipient’s basis in the stock. The basis of the restricted shares in the hands of the award recipient will be equal to the fair market value of the shares of stock on the date the award recipient recognizes ordinary income as described above. The gain or loss will be taxable to the award recipient as a capital gain or deductible by the award recipient as a capital loss (either short-term or long-term, depending on the holding period of the stock), provided that the award recipient held the stock as a capital asset. During the period in which an award recipient holds stock, prior to the lapse of the restrictions, if dividends are declared but not distributed to the award recipient until the restrictions lapse, the dividends will be treated for tax purposes by the award recipient and the Company in the following manner: (i) if the award recipient makes a Section 83(b) Election to recognize income at the time of receipt of the stock, the dividends will be taxed as dividend income to the award recipient when the restrictions lapse and the Company will not be entitled to a deduction and will not be required to withhold income tax, or (ii) if the award recipient does not make a Section 83(b) Election, the dividends will be taxed as compensation to the award recipient when the restrictions lapse and will be deductible by the Company and subject to applicable federal income tax withholding at that time. If, instead, the Company pays dividends to the award recipient prior to the lapse of the restrictions and the award recipient makes a Section 83(b) Election, the dividends will be taxed as dividend income at the time of payment and will not be deductible by the Company. Conversely, if the award recipient does not make a Section 83(b) Election, the dividends will be taxed as compensation to the award recipient at the time of payment and will be deductible by the Company and subject to applicable federal income tax withholding at that time.

Restricted Stock Unit Awards. An award recipient who is awarded restricted stock units will not recognize taxable income at the time of grant. An award recipient is taxed upon receipt of payment for an award of restricted stock units, which payment may be in shares of the Company’s common stock or cash. Upon receipt of payment for an award of restricted stock units, the fair market value of the shares or the amount of cash received will be taxed to the award recipient at ordinary income rates. However, if any shares used as payment for restricted stock units are nontransferable and subject to a substantial risk of forfeiture, the taxable event is deferred until either the restriction on transferability or the risk of forfeiture lapses. The basis of any shares used as payment for restricted stock units will be equal to the fair market value of the shares on the date the award recipient recognizes ordinary income as described above. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided that the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code. If the award recipient receives a dividend equivalent right, such dividend equivalent right will be taxed as compensation to the award recipient (1) at the time of receipt (if the dividend equivalent right is not subject to a substantial risk of forfeiture, such as vesting conditions), or (2) at the time the applicable restrictions lapse (if the dividend equivalent right is subject to a substantial risk of forfeiture), and will be deductible by the Company and subject to applicable federal income tax withholding at the time it is taxed to the recipient. Upon the sale or disposition of shares of the Company’s common stock used as payment for an award of restricted stock units, an award recipient will recognize taxable income or loss equal to the difference between the amount realized by the award recipient on the disposition of the stock and the award recipient’s basis in the stock. The gain or loss will be taxable to the award recipient as a capital gain or deductible by the award recipient as a capital loss (either short-term or long-term, depending on the holding period of the shares of common stock), provided that the award recipient held the shares as a capital asset.

Stock Appreciation Rights and Other Stock-Based Awards. Award recipients will not realize taxable income upon the grant of a SAR or phantom stock unit. The federal income tax consequences to a participant of the exercise of a SAR or settlement of a phantom stock unit will vary depending on the form of payment. If the SAR or phantom stock unit is settled in cash or shares of the Company’s common stock that are substantially vested, the award recipient must include in gross income an amount equal to the value of the consideration received upon such exercise or settlement. If the SAR or phantom stock unit is settled in shares of the Company’s common stock and the shares are substantially nonvested, then the results discussed above under “Restricted Stock” regarding the taxation of restricted stock and “Section 83(b)

Elections” will apply. The Company may deduct an amount equal to the income recognized by the award recipient at the time the award recipient recognizes the income, provided the award recipient’s compensation is within the statutory limitations of Section 162(m) of the Code.

Performance Awards. In order for awards granted under the Plan to qualify as performance-based awards under Section 162(m) of the Code, the grant or vesting of such awards must be subject to the achievement of performance goals based upon the attainment of specified levels of one or more performance measures, as specified in the Plan. Performance measures may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the compensation committee for a performance period. Such performance measures may be particular to a line of business, subsidiary or other unit or may be based on the performance of the Company generally.

Section 162(m) of the Code

Section 162(m) of the Code generally disallows a public company’s tax deduction for compensation paid to its chief executive officer, or the individual acting in that capacity, and the three most highly compensated executives other than the chief executive officer or chief financial officer, to the extent such compensation exceeds $1,000,000 in any tax year. However, compensation that qualifies as “performance-based compensation” is excluded from this $1,000,000 deduction limit and therefore remains fully deductible by the company that pays it. The Company generally endeavors to design compensation so that awards granted under the Plan will qualify as “performance-based compensation” so that such awards will not be subject to the Section 162(m) deduction limitations of Section 162(m) of the Code. Nevertheless, the compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved, and may approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes.

Section 409A of the Code

Section 409A of the Code, which was enacted as part of the American Jobs Creation Act in late 2004, substantially changes the federal income tax law applicable to nonqualified deferred compensation, including certain equity-based compensation. It is the intent of the Company that no awards under the Plan be subject to Section 409A of the Code unless and to the extent that the compensation committee specifically determines otherwise. The terms and conditions of any award made that the compensation committee determines will be subject to Section 409A of the Code will be set forth in the applicable award agreement and will be designed to comply in all respects with Section 409A of the Code.

Future Plan Benefits

Under the current non-employee director compensation policy, non-employee directors are entitled to receive quarterly grants of the number of shares of common stock equal for each quarter to $25,000 divided by the closing stock price on the applicable grant date. In February 2015, due to weak market conditions, such quarterly grants to non-employee directors were reduced for the period of the industry downturn by 10% to $22,500. Additionally, the non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 25% of the shares of restricted stock, restricted stock units and options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock, restricted stock units and options granted to such director over the previous five years less the number of shares of restricted stock, restricted stock units and shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock, restricted stock units and/or options granted to such director over the previous five years.

Except as discussed above for non-employee directors, awards are subject to the discretion of the compensation committee. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the Plan.

Aggregate Options Granted Under the Plan

The following table sets forth for each of the listed persons and groups, the aggregate number of stock options granted under the Plan since its inception through March 31, 2015.

Name	Number of Stock Options Granted
Named Executive Officers
Todd M. Hornbeck	349,766
Carl G. Annessa	186,105
James O. Harp, Jr.	164,105
Samuel A. Giberga	53,399
John S. Cook	61,190
All current executive officers as a group (including Named Executive Officers identified above)	846,377
All current directors who are not executive officers	109,194
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—
All employees who are not executive officers	1,048,123

The closing price of the Company's common stock on the New York Stock Exchange on March 31, 2015 was $18.81 per share.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for approval of the amendment to the Plan.

The Board of Directors unanimously recommends that the stockholders vote “FOR” approval of the amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan.

Proposal No. 3 - Approval of Amendments to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan to Increase the Maximum Number of Shares Available Under the Plan and to Extend the Term of the Plan

The Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan, or the ESPP, in its current form, was adopted in 2005. On February 10, 2015, our Board of Directors adopted a proposal to amend the ESPP, which (i) increases the number of shares available for sale under the ESPP by 1,500,000 shares and (ii) extends the term of the ESPP to June 18, 2025. A copy of the amendment is attached hereto as Appendix B.

Proposed Amendments

The ESPP allows eligible employees of the Company and its designated affiliates to purchase, through payroll deductions, shares of the Company’s common stock. The proposed amendments (i) increase the number of shares reserved for use under the ESPP by 1,500,000 and (ii) extend the term of the ESPP to June 18, 2025. As the Company has grown, so have the share requirements of our ESPP. As of March 31, 2015, an aggregate of 45,899 shares of common stock remained available for future issuance under the ESPP. We estimate that, with an increase of 1,500,000 shares, we will have a sufficient number of shares of common stock to cover purchases under the ESPP for approximately eight years. Our Board of Directors believes it is in the best interests of the Company and our stockholders to continue to provide our employees with the opportunity to acquire an ownership interest in the Company through their participation in the ESPP.

Summary of Material Terms

Below is a summary of the principal provisions of the ESPP and its operation. The following summary of the material terms of the ESPP is qualified in its entirety by reference to the complete text of the ESPP.

Administration. The ESPP is administered by the Board of Directors or a committee appointed by the Board of Directors. The Board of Directors or the committee may appoint personnel to oversee the day-to-day administrative activities related to the ESPP. Any personnel appointed by the Board of Directors to the committee may be granted full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to determine eligibility and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Board of Directors, the committee or the authorized personnel, as applicable, will, to the full extent permitted by law, be final and binding upon all parties.

Offering Periods. An offering period under the ESPP is the period of approximately six months during which an option granted pursuant to the ESPP may be exercised, as described in more detail in the ESPP. The ESPP is implemented by consecutive offering periods with a new offering period commencing on the first trading day, which is any day on which national stock exchanges and the NASDAQ System are open for trading, on or after July 1 and January 1 each year, or on such other date as the Board of Directors may determine, and continuing thereafter until terminated in accordance with the ESPP, and subject to certain other restrictions described under the ESPP. The Board of Directors shall have the power under the ESPP to change the duration of offering periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if the change is announced to eligible employees at least five days before the scheduled beginning of the first offering period to be affected thereafter.

Eligibility. Employees of the Company and any designated subsidiary are eligible to participate in the ESPP as of the first day of the offering period or the enrollment date that coincides with or next following the employee’s completion of ninety (90) days of employment with the Company or any designated subsidiary, provided the employee is customarily scheduled to work at least twenty hours per week and more than five months in any calendar year. For purposes of the ESPP, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. As of March 31, 2015, 1,360 employees are eligible to participate in the ESPP.

No employee, however, will be granted an option under the ESPP to the extent that, (i) immediately after the grant, the employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary, or (ii) his or her rights to purchase stock during a calendar year under all employee stock purchase plans of the Company and its subsidiaries exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value, defined by the ESPP, of the shares at the time such option is granted).

Participation. An eligible employee may (i) become a participant in the ESPP, (ii) modify an existing election under the ESPP, or (iii) revoke an election under the ESPP by completing a subscription agreement authorizing payroll deductions on a form provided by the Company and filing it with the Company’s payroll office, or by authorizing payroll deductions by such other means as the Company or its designee may prescribe, no less that 15 days prior to the applicable enrollment date. Payroll deductions for a participant shall commence on the first payroll following the applicable enrollment date and shall end on the last payroll in the offering period to which such authorization is applicable, unless sooner terminated by the participant under the terms of the ESPP.

Price. The price per share of common stock sold under the ESPP will be equal to 85% of the lesser of the fair market value (as defined in the ESPP) of a share of the Company’s common stock on (i) the enrollment date or (ii) the last day of the offering period, called the Exercise Date; provided, however, that the purchase price may be adjusted by the Board of Directors pursuant to the ESPP.

Purchase of Shares. On the enrollment date of each offering period, each eligible employee participating in such offering period will be granted an option to purchase on the Exercise Date of such offering period (at the applicable purchase price) up to the lesser of (i) the number of shares of the Company’s common stock determined by dividing such employee’s payroll deductions accumulated before such Exercise Date and retained in the participant’s account as of the

Exercise Date by the applicable purchase price, or (ii) 500 shares of the Company’s common stock. Options will expire on the last day of the offering period.

Transferability. Other than by will or the laws of descent and distribution, or as otherwise provided in the ESPP, neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise provided in the ESPP) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an offering period in accordance with the ESPP.

Employment Termination. If a participant terminates service with the Company for any reason, the participant will be deemed to have elected to withdraw from the ESPP and the payroll deductions credited to the participant’s account during the offering period but not yet used to exercise the option shall be returned to the participant or, in the case of his or her death, to the participant’s designated beneficiary under the ESPP, and such participant’s option shall be automatically terminated.

Term of ESPP. The ESPP is currently scheduled to terminate on May 4, 2015. If the amendment to the ESPP is approved, the ESPP will continue in effect until June 18, 2025, unless sooner terminated in accordance with the terms of the ESPP.

Amendment or Termination of the ESPP. The Board of Directors may at any time and for any reason terminate or amend the ESPP. Except under certain circumstances, no such termination can affect options previously granted, provided that an offering period may be terminated by the Board of Directors on any Exercise Date if the Board of Directors determines that the termination of the offering period or the ESPP is in the best interests of the Company and its stockholders. Except under certain circumstances, no amendment may make any change in any option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval for any amendment or termination in such a manner and to such a degree as required.

Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board of Directors (or its committee) shall be entitled to change the offering periods, limit the frequency or number of changes in the amount withheld during an offering period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock of the Company for each participant properly correspond with amounts withheld from the participant’s compensation (as defined in the ESPP), and establish such other limitations or procedures as the Board of Directors (or its committee) determines in its sole discretion advisable which are consistent with the ESPP.

Change in Company Capital Structure. If there is any change in the shares of the Company as a result of a merger, consolidation, reorganization, recapitalization, exchange of shares, change in corporate structure, or similar event, appropriate arrangements will be made so that each option under the ESPP will be assumed or an equivalent option substituted by the resulting entity or the offering period will be shortened to allow for the completion of purchases under outstanding options under the ESPP.

Securities Subject to the ESPP. There are currently 700,000 shares of the Company's common stock authorized for issuance under the ESPP. A description of the remaining shares of common stock of the Company available for issuance under the Plan is contained in the section entitled “Equity Compensation Plan Information,” beginning on page 41 below. If the amendment is approved by the stockholders, an additional 1,500,000 shares of our common stock will be authorized for issuance under the ESPP. Since the ESPP was approved in 2005, the Company's employee count has grown from approximately 600 employees to over 1,600 as of December 31, 2014. Consistent with our philosophy of aligning the interest of our employees with that of our stockholders, these additional shares are needed to allow meaningful participation of our growing workforce under the ESPP.

U.S. Federal Income Tax Consequences. Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to issuance of shares of common stock under the ESPP. This summary is not intended to be exhaustive and the exact tax consequences to any participant will depend on various factors and the participant’s particular circumstances. This summary is based on present laws, regulations and interpretations and is not a complete description of federal tax consequences. This summary of federal tax consequences may change in the event of a change in the Code or regulations thereunder or interpretations thereof. We urge participants in the Plan to consult their tax advisors with respect to any state, local and foreign tax considerations or particular federal tax implications of purchases under the ESPP.

The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. Under this type of plan, no taxable income will be recognized by a participant until the sale or other disposition of the shares of common stock acquired under the ESPP. At that time, a participant will generally recognize ordinary income and capital gains. When the shares are disposed of by a participant two years or more after the beginning of the offering period in which the shares were purchased, and at least one year after the transfer of the common stock to the participant, the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares on the purchase date over the purchase price, or the Discount, or (ii) the excess of the fair market value of the shares at disposition over the purchase price. When shares are disposed of less than two years after the beginning of the offering period in which they were purchased and less than one year after the transfer of the common stock to the participant (in what is known as a disqualifying disposition), the participant must recognize ordinary income in the amount of the Discount, even if the disposition is a gift or is at a loss. In the event of a participant’s death while owning shares acquired under the ESPP, ordinary income must be recognized in the year of death as though the shares had been sold.

In the cases discussed above (other than death), the amount of ordinary income recognized by a participant is added to the purchase price paid by the participant, and this amount becomes the tax basis for determining the amount of the capital gain or loss from the disposition of the shares. Additional gain, if any, will be short-term or long-term capital gain depending on the applicable capital gains holding period.

Provided it properly complies with the applicable information return reporting requirements under Section 6039(a)(2) of the Code, the Company is entitled to tax deductions for shares issued under the ESPP only in the event of disqualifying dispositions. For disqualifying dispositions, the Company is allowed a deduction to the extent of the amount of ordinary income includable in gross income by such participant for the taxable year as a result of the premature disposition of the shares. The ESPP will not meet the requirements in Section 162(m) of the Internal Revenue Code of 1986, which means that in certain situations there may be no Company deductions for disqualifying dispositions by the Company’s Chief Executive Officer and four most highly paid other executive officers.

Future Plan Benefits

The benefits that will be received by or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

Aggregate Past Purchases Under the ESPP

The following table sets forth for each of the listed persons and groups, the aggregate number of shares of Company common stock purchased under the ESPP since the plan's inception in 2005 through March 31, 2015. Non-employee directors are not eligible to participate in the ESPP.

Name	Aggregate Number of Purchased Shares
Named Executive Officers
Todd M. Hornbeck	5,494
Carl G. Annessa	3,784
James O. Harp, Jr.	5,993
Samuel A. Giberga	1,637
John S. Cook	6,271
All current executive officers as a group (including Named Executive Officers identified above)	26,818
Each other person who has received 5% or more of the options, warrants or rights under the ESPP	—
All employees who are not executive officers	627,283

The closing price of the Company's common stock on the New York Stock Exchange on March 31, 2015 was $18.81 per share.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for approval of the amendments to the ESPP.

The Board of Directors unanimously recommends that the stockholders vote “FOR” approval of the amendments to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan.

Proposal No. 4 – Selection and Ratification of the Independent Registered Public
Accountants and Auditors
Our audit committee and Board of Directors seek stockholder ratification of the reappointment of Ernst & Young LLP to act as the independent registered public accountants and auditors of our consolidated financial statements for the 2015 fiscal year. If the stockholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider this appointment. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.
The affirmative vote of a majority of the shares of common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required to ratify the selection of the independent auditors.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the ratification of the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for fiscal year 2015.
Independent Auditors and Fees
Ernst & Young LLP, certified public accountants, began serving as the Company’s independent auditors in 2002. The audit committee approved the reappointment of Ernst & Young LLP as independent registered public accountants and auditors for the 2015 fiscal year, subject to ratification by the stockholders.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2014 and 2013, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	Year Ended December 31,
	2014	2013
Audit fees (1)	$549,578	$706,376
Audit related fees (2)	52,560	43,000
Tax fees (3)	348,887	378,197
Total	$951,025	$1,127,573

(1)
Audit fees: Consists of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation. Audit fees for 2013 included $99,783 related to our 2013 debt offerings and $24,335 related to our 2013 registration statement.

(2)
Audit related fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

(3)
Tax fees: Consists of tax compliance and preparation and other tax services. Tax compliance and preparation consists of fees billed for professional services related to federal, state and international tax compliance, assistance with tax audits and appeals, assistance related to the impact of mergers and acquisitions, and tax return preparation. Other tax services consist of fees billed for other miscellaneous tax consulting and planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors.
The audit committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the audit committee. The audit committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.
Proposal No. 5 – Advisory Vote on Executive Compensation
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, Section 14A of the Exchange Act and the preference for annual non-binding advisory votes on executive compensation expressed by our stockholders at the 2011 Annual Meeting, the Company is providing its stockholders the opportunity to cast a non-binding advisory vote on the compensation of our named executive officers. This vote is commonly referred to as a “Say-on-Pay” vote.
As more fully described in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s compensation programs are structured to align the interests of our executive officers with the interests of stockholders. As a result, our compensation programs are designed to attract, reward and retain key executives who are critical to the Company’s long-term success. Under these programs, a significant portion of each executive officer’s compensation opportunities are generally based on the achievement of specific annual and long-term corporate goals that enhance stockholder value.
The compensation committee reviews the compensation programs for executive officers to ensure that they achieve the desired goals of aligning the Company’s executive compensation structure with stockholders’ interests and maintaining competitive market practices. The compensation committee uses the following three non-discretionary performance measures as cash incentive compensation targets: (i) earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted by loss on early extinguishment of debt, stock-based compensation expense and interest income (as applicable), or adjusted EBITDA, (ii) operating margin and (iii) safety record. All references herein to operating margin, safety statistics and adjusted return on invested capital are limited to, for periods prior to the August 29, 2013 disposition of substantially all of the assets of our Downstream Segment, the operating margin, safety statistics and adjusted return on invested capital of our Upstream segment.
The compensation committee uses a variety of vehicles and vesting periods to deliver long-term incentive awards to executive officers. For example, during 2013 and 2014, time-vest and performance-based restricted stock units were granted to executive officers. Both internal measures and measures of Company performance relative to peers have been used as a basis on which to award long-term compensation to executive officers.
The Company is seeking your approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis.”
This Say-on-Pay vote is advisory; therefore it will not be binding on the Company, our Board of Directors or the compensation committee. However, the compensation committee and Board of Directors value constructive dialogue with our stockholders on executive compensation and other governance topics and encourage all stockholders to vote their shares on this matter. The compensation committee and Board of Directors considered the affirmative results of last year’s Say-on-Pay vote when evaluating executive compensation programs in 2015 and will consider the outcome of this year’s vote when evaluating future executive compensation programs.
The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation for the Company’s named executive officers as set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this Proxy Statement.

EXECUTIVE OFFICERS
The names, ages as of April 20, 2015, position and other information concerning our named executive officers are set forth below.

Name	Age	Position
Todd M. Hornbeck	46	Chairman, President and Chief Executive Officer (CEO)
Carl G. Annessa	58	Executive Vice President and Chief Operating Officer (COO)
James O. Harp, Jr.	54	Executive Vice President and Chief Financial Officer (CFO)
Samuel A. Giberga	53	Executive Vice President, General Counsel (GC) and Chief Compliance Officer (CCO)
John S. Cook	46	Executive Vice President, Chief Commercial Officer (CCO) and Chief Information Officer (CIO)

Todd M. Hornbeck has served as our President and as a director since he co-founded the Company in June 1997. Until February 2002, he also served as Chief Operating Officer. In February 2002, he was appointed Chief Executive Officer. In May 2005, he was appointed Chairman of the Board. Until February 2007, he also served as our Secretary. Please refer to “Director Nominees and Voting” above for additional information with respect to Mr. Todd Hornbeck’s background and experience.
Carl G. Annessa was appointed Executive Vice President in February 2005. Prior to that time, Mr. Annessa served as our Vice President of Operations beginning in September 1997. In February 2002, he was appointed Vice President and Chief Operating Officer. Mr. Annessa is responsible for executive oversight of our fleet operations and for oversight of design and implementation of our vessel construction programs. Prior to joining us, he was employed for 17 years by Tidewater Inc. (NYSE:TDW) in various technical and operational management positions, including management of large fleets of offshore supply vessels in the Arabian Gulf, Caribbean and West African markets, and was responsible for the design of several of Tidewater’s vessels. Mr. Annessa was employed for two years by Avondale Shipyards, Inc. as a naval architect before joining Tidewater. Mr. Annessa received a degree in naval architecture and marine engineering from the University of Michigan in 1979.
James O. Harp, Jr. was appointed Executive Vice President in February 2005. Prior to that time, Mr. Harp served as our Vice President and Chief Financial Officer beginning in January 2001. Before joining us, Mr. Harp served as Vice President in the Energy Group of RBC Dominion Securities Corporation, an investment banking firm, from August 1999 to January 2001, and as Vice President in the Energy Group of Jefferies & Company, Inc., an investment banking firm, from June 1997 to August 1999. During his investment banking career, Mr. Harp worked extensively with marine-related oil service companies, including as our investment banker in connection with our private placement of common stock in November 2000. From July 1982 to June 1997, he held roles of increasing responsibility in the tax section of Arthur Andersen LLP, ultimately serving as a Tax Principal, and had a significant concentration of international clients in the oil service and maritime industries. Since April 1992, he has also served as Treasurer and Director of SEISCO, Inc., a privately held seismic brokerage company that he co-founded. Mr. Harp is an inactive certified public accountant in Louisiana.
Samuel A. Giberga was appointed Executive Vice President in June 2011. Prior to that time, Mr. Giberga served as our Senior Vice President beginning in February 2005. Mr. Giberga has also served as our General Counsel since January 2004 and our Chief Compliance Officer since June 2011. Prior to joining us, Mr. Giberga was engaged in the private practice of law for fourteen years. Mr. Giberga was a partner in the New Orleans based law firm of Correro, Fishman, Haygood, Phelps, Walmsley & Casteix from February 2000 to December 2003 and served as a partner at Rice, Fowler, Kingsmill, Vance & Flint, LLP from March 1996 to February 2000. During his legal career, Mr. Giberga has worked extensively with marine and energy service companies in a variety of contexts with a significant concentration in general business, international and intellectual property matters. He was also a co-founder of Maritime Claims Americas, L.L.C., which operates a network of correspondent offices for marine protection and indemnity associations throughout Latin America. From June 2005 through February 2007, Mr. Giberga served as a director of the American Steamship Owners Mutual Protection and Indemnity Association Inc. (the American Club), a mutual protection and indemnity association in which the Company’s principal operating subsidiaries were then entered as members. Mr. Giberga occasionally serves as an adjunct professor in intellectual property law matters at Loyola University Law School in New Orleans.
John S. Cook was appointed Executive Vice President and Chief Commercial Officer in February 2013. Prior to that time, Mr. Cook served as our Senior Vice President beginning in May 2008. Mr. Cook was initially designated an executive officer and appointed a Vice President in February 2006. Mr. Cook has also served as our Chief Information Officer since May 2002 and continues to serve in that role. Before joining us, Mr. Cook held roles of increasing responsibility in the business consulting section of Arthur Andersen LLP from January 1992 to May 2002, ultimately serving as a Senior Manager. During his consulting career, Mr. Cook assisted numerous marine and energy service companies in various business process and information technology initiatives, including strategic planning and enterprise software implementations. Mr. Cook is an inactive certified public accountant in Louisiana and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Philosophies and objectives of the Company’s executive compensation program
The Company’s executive compensation programs reflect its entrepreneurial culture and philosophy that executives, including our named executive officers, 1) are hired to devise and execute strategies that create long-term stockholder value consistent with the Company’s mission statement; and 2) are appropriately rewarded for doing so. The objectives of our executive compensation programs are 1) to attract and retain executives that possess abilities essential to the Company’s long-term competitiveness and success; 2) to support a performance-oriented environment; and 3) to create a culture of ownership allowing executives to share meaningfully with stockholders in the long-term enhancement of stockholder value.
The Company’s compensation program for executive officers rewards the following attributes:

•
Financial Performance. The Company rewards decision-making that achieves operating results that increase stockholder value over the long-term and compare favorably to the operating results of our peers.

•
Excellence. The Company expects its executive officers to discharge their duties with excellence and professionalism. The Company expects a high level of enthusiasm, integrity, diligence, analytical rigor, business acumen and attention to detail.

•	Leadership. Executives of the Company are expected to demonstrate leadership.

•	Teamwork. Executives are evaluated as members of a team, not merely as individuals.

•
Loyalty. We promote a culture of ownership throughout the Company and reward employees, including our named executive officers, who remain dedicated to the Company over the long-term with equity ownership opportunities as well as other forms of long-term compensation.

•	Prudent Operating Practices. The Company expects executive decision-making that promotes safe, effective and prudent work practices.
The elements of compensation used by the Company
The Company’s executive compensation program is comprised of the following elements:

•	Base Salary

•	Cash Incentive Compensation and, when appropriate, Cash Bonuses

•	Equity Incentive Compensation

•	Benefits and Certain Perquisites
General. The compensation committee considers Company information, historical compensation information about each executive officer and data derived from market sources, including data regarding peer companies, as points of reference for the appropriate mix of compensation elements. Historically, total annual cash compensation, which consists of base salary, cash incentive compensation and bonuses, has been targeted above the median of the Industry Peer Group (as defined below) while equity incentive compensation has been targeted at or above the seventy-fifth percentile of the Industry Peer Group. Total direct compensation, which includes both total annual cash compensation and equity incentive compensation, but excludes other compensation, has been targeted historically between the sixtieth and seventy-fifth percentiles of the Industry Peer Group for our named executive officers.
A discussion concerning how we conduct comparisons with other companies, including our use of compensation consultants and our Industry Peer Group, is provided in the sections entitled “How and when we have used a compensation consultant” and “How and why we benchmark executive compensation against our peers” below.

Base Salary. The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the compensation committee. In determining individual salaries, the compensation committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to peer and competitor companies, including the Industry Peer Group, and the Company’s annual financial budget. In addition, the compensation committee considers the overall performance of the Company and the recommendations of the Chief Executive Officer concerning the compensation of the other executive officers.
In 2014, following input from our independent compensation consultant, Pearl Meyer & Partners, or PMP, the compensation committee awarded base salary increases to our named executive officers reflected below effective January 1, 2014. As a result of weak market conditions, effective January 1, 2015, the named executive officers voluntarily offered to reduce their base salaries. Such reduction was subsequently ratified by the compensation committee. For the period of the industry downturn, the chief executive officer voluntarily agreed to reduce his base salary by 15%, whereas, each of the other executive officers voluntarily reduced his base salary by 10%. These base salary reductions have the effect of reducing each officer's annual non-equity incentive compensation and long-term incentive grants, which are based on a multiple of base salary. The 2015 base salaries in the table below reflect the reduced salaries for the Company's named executive officers.

Executive	Title	2014 Base Salary	2015 Base Salary
Todd M. Hornbeck	Chairman, President & CEO	$750,000	$637,500
Carl G. Annessa	Executive Vice President & COO	$400,000	$360,000
James O. Harp, Jr.	Executive Vice President & CFO	$400,000	$360,000
Samuel A. Giberga	Executive Vice President, GC & CCO	$325,000	$292,500
John S. Cook	Executive Vice President, CCO & CIO	$325,000	$292,500

Cash Incentive Compensation and Bonuses. The Company utilizes non-equity incentive compensation, also referred to herein as "cash incentive compensation," in order to incentivize the achievement of specific results each year and the relative out-performance of our peers for the measurement period. Other than the percentage of base salary that can be achieved as set forth in the table below, the program for awarding annual cash incentive compensation is identical for all of our executive officers. For 2014, the Company's compensation program called for the award of target cash incentive compensation for relative achievement based on four components: (i) adjusted EBITDA, (ii) operating margin, (iii) total recordable incident rate, or TRIR, and (iv) the discretion of the compensation committee.
The adjusted EBITDA component represents 37.5% of the aggregate potential cash incentive compensation. The operating margin component and the safety component each represents 18.75% of the aggregate potential cash incentive compensation. The discretionary component represents 25% of aggregate potential cash incentive compensation. We refer to each of these percentages herein as an "Applicable Percentage."
For the non-discretionary components, achievement of a component "threshold" metric earns cash incentive compensation of 50% of base salary multiplied by the Applicable Percentage, achievement of the component "target" metric earns cash incentive compensation of 100% of base salary multiplied by the Applicable Percentage, and achievement of the component "maximum" metric earns cash incentive compensation of 200% of base salary multiplied by the Applicable Percentage, with the cash incentive compensation for the adjusted EBITDA, operating margin and safety components interpolated on a straight-line basis for target results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.

In February 2014, as part of its ongoing efforts to incentivize and challenge management, the compensation committee made changes to the cash incentive compensation methodology for 2014 and succeessive years. The compensation committee did not change the Applicable Percentages of the various components and did not modify the mechanics of the adjusted EBITDA or discretionary components. However, in order to enhance the performance vesting criteria, the compensation committee modified the mechanics of the operating margin and safety components as discussed in more detail below.

The operating margin target is still based on the operating margin of the Company’s Public Company OSV Peer Group. However, instead of setting the target metric at the average operating margin achieved by all of the Company’s

Public Company OSV Peer Group and having the threshold and maximum metrics based on percentage deviations from that average number, for 2014, the compensation committee decided to base its metrics on where the Company’s operating margin would rank when included in an ordinal ranking of its Public Company OSV Peer Group based on operating margin, as set forth in more detail in the table below. The compensation committee determined that this type of metric structure incentivizes management to keep operating margins high on a relative basis to its peers, while avoiding anomalous situations not in keeping with this intent. The compensation committee recognized that, although it had not previously occurred, cash compensation earned under the prior vesting criteria could potentially be skewed due to the relative distribution or bunching of operating margins among the Public Company OSV Peer Group.

The safety target continues to use annual industry safety benchmarks. However, given the availability of two additional safety benchmarks relevant to the offshore service industry and the compensation committee’s desire to continue to incentivize and challenge management to achieve leading levels of safety performance, the compensation committee decided to expand the comparators for this safety component. First, the compensation committee decided to add annual safety benchmarks from ISOA and IMCA to those of IADC and OMSA, which were previously used. Second, recognizing that the Company has historically outperformed these industry safety benchmarks, the compensation committee decided to condition its maximum incentive for this component on the Company outperforming its own trailing three-year average TRIR. The minimum, target and maximum metrics for this revised component are set forth in the table below.

Under the methodology used for 2014 awards and anticipated to be used in successive years for the non-discretionary components, achievement of a component threshold metric earns cash incentive compensation of 50% of base salary multiplied by the Applicable Percentage, achievement of the component target metric earns cash incentive compensation of 100% of base salary multiplied by the Applicable Percentage, and achievement of the component maximum metric earns cash incentive compensation of 200% of base salary multiplied by the Applicable Percentage, with the cash incentive compensation for the adjusted EBITDA operating margin and safety components interpolated on a straight-line basis for target results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.

The following table sets forth the threshold, target and maximum metrics that were used for each non-discretionary component for 2014 and are anticipated to be used in successive years.

Component	Threshold Metric (50%)	Target Metric (100%)	Maximum Metric (200%)
Adjusted EBITDA	75% of the adjusted EBITDA Target	100% of the adjusted EBITDA Target	125% of the adjusted EBITDA Target
Operating Margin	Top 66.67% of the Company’s Public Company OSV Peer Group	Top 50% of the Company’s Public Company OSV Peer Group	Top 20% of the Company’s Public Company OSV Peer Group
Safety	TRIR less than the lowest average of the four annual safety benchmarks for the most recent three years compiled by IADC, OMSA, ISOA and IMCA	TRIR less than the lowest of four annual safety benchmarks for the most recent three years compiled by IADC, OMSA, ISOA or IMCA	TRIR at least 10% less than the Company's trailing three-year average TRIR

Our Public Company OSV Peer Group of 11 companies consists of SEACOR Holdings Inc. (NYSE:CKH), GulfMark Offshore, Inc. (NYSE:GLF), Tidewater Inc. (NYSE:TDW), Farstad Shipping ASA (NO:FAR), Solstad Offshore ASA (NO:SOFF), Deep Sea Supply Plc (NO:DESSC), DOF ASA (NO:DOF), Siem Offshore, Inc. (NO:SIOFF), Groupe Bourbon SA (GBB:FP), Havila Shipping ASA (NO:HAVI), and Eidesvik Offshore ASA (NO:EIOF).
A discussion concerning our use of adjusted EBITDA, operating margin and total recordable incident rate in connection with compensation-related matters is described in the section entitled “How and why we use our performance measures to determine whether incentive cash compensation has been earned.”
For fiscal 2014, the applicable EBITDA target was set at $350 million. The Company reported EBITDA of $285.4 million, or approximately 82% of the target, which exceeded the threshold vesting metric for this component. The Company’s operating margin was 26.7%, or third overall out of 12 in comparison with the Company's 11-member Public Company OSV Peer Group, and exceeded the targeted median of the comparably calculated average operating margin achieved by such group, which was 21.5%. The Company’s total recordable incident rate was 0.24, which was better than the target metric of the lowest TRIR achieved by OMSA, IADC, ISOA and IMCA in the last three years, which was 0.27 (where a lower percentage is indicative of fewer incidents). This performance entitled each of the executive officers to receive cash incentive compensation in accordance with the vesting metrics allowed under the first three components of the program described above, which represent 37.5%, 18.75% and 18.75% of the aggregate potential cash incentive compensation, respectively. The relative weighted-average performance of the three objective components was 109.25% of base salaries for 2014. The final component of cash incentive compensation, comprising 25% of the aggregate potential cash incentive pay that can be earned, is awarded at the discretion of the compensation committee. For 2014 performance, the compensation committee considered the performance of each executive individually as well as the executive team as a whole, together with recommendations of the chief executive officer, in determining whether, and if so, to what extent the discretionary award would be made. The compensation committee took into account the continued successful completion of the fifth Newbuild program, the Company's overall performance in relation to its peers and the rapid action taken by the executive management team to reduce costs as the current down cycle unfolded. The compensation committee also took into account macro-economic factors beyond the control of the Company as contributing to the change in stock price. Considering all of these factors, the compensation committee awarded to each of the named executive officers the 25% weighted discretionary portion of the potential cash incentive award at 109.25% of base salaries, commensurate with the weighted average performance of the three objective components for 2014.
For fiscal 2015, the targeted cash incentive pay, which is a multiple of base salary, will be impacted by the voluntary reductions in base salary for each named executive officer.
In extraordinary circumstances, such as the Company’s initial public offering of common stock in 2004, the Sea Mar acquisition in 2007 and the 2013 sale of the Downstream segment, the compensation committee can, and has, awarded event-driven or accomplishment-specific bonuses to the executive officers that exceed the incentive cash compensation derived under the formulaic approach. No such bonuses were awarded to the named executive officers for 2014.
Equity Incentive Compensation. The Company believes that the interests of stockholders are best served when a meaningful portion of executive and management compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, the compensation committee is authorized to grant stock options, stock appreciation rights, phantom stock unit awards, restricted stock awards, restricted stock unit awards and other equity-based awards. The Company has historically used a combination of stock options, restricted stock unit awards and cash-settled phantom stock unit awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value. The Company uses equity incentive compensation, with vesting based on time, performance or both, as a means of encouraging a “culture of ownership” among employees, including our named executive officers. The compensation committee believes that by using equity forms of incentive compensation, the interests of the Company’s stockholders and the Company’s management employees remain aligned over the long-term. The compensation committee exercises discretion in determining the number and type of equity awards to be given to our executive officers as long-term incentive compensation. In exercising its discretion, the compensation committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. Subject to the express provisions of the incentive compensation plan and direction from the Board, the compensation committee is authorized, among other things, (i) to select the executive officers to whom equity awards will be granted; (ii) to determine the type, size, terms and conditions of equity awards to executive officers including vesting provisions and whether such equity awards will be time or performance-based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment of executive officers.
The Board of Directors is seeking approval from stockholders to increase the number of shares available under the Company's incentive compensation plan in order to ensure that it can continue to reward executive officers and directors with equity as has been done since the inception of the Company. In the event that authorization is not given, the Company would be required to re-examine the structure of its executive and director compensation practices.
The compensation committee’s practice has been to award restricted stock unit awards based on a price equal to the NYSE’s closing price of the Company’s common stock on the effective date of the grant. Such grants are typically made to executive officers at the February meetings of the Board and the compensation committee each year, which usually precede the public announcement of the Company’s fourth quarter earnings for the prior year by a few days.
For awards made in the 2014 and 2015 grant process, the compensation committee considered compensation studies conducted by our compensation consultant PMP, retained in late 2010, again for a limited update in 2012 and for a full update in late 2013, relative to our Industry Peer Group. Based on these studies, in 2014, the compensation committee awarded performance-based and time-based restricted stock units that it believes are likely to attain the dual objectives of stockholder alignment and long-term retention. The ratio of time-based to performance-based awards favors time-based awards, emphasizing the retention quality of equity-based compensation. However, in February 2014, the compensation committee changed the ratio of time-based to performance-based awards from 70%-30% to 60%-40%. This rebalancing brought the ratio in line with the practices of companies with which the Company competes for executive talent. The criteria for achieving our performance-based awards are 1) simple, 2) aligned with criteria more clearly within the control of executive management to affect as opposed to uncontrollable external forces, 3) aligned with criteria used to measure management’s eligibility for cash compensation but over a longer period of time, and 4) focused in part, on the Company’s performance against its most direct public company competitors, which furthers a sense of competitive spirit and differentiation.
Performance-based restricted stock unit awards granted to executive officers in February 2014 and 2015 may vest from 0% to 150% of the target number of shares, on the third anniversary of the grant date, based on the achievement of pre-defined performance criteria discussed below. These awards are weighted 37.5%, 37.5% and 25% for the Adjusted ROIC, relative operating margin and relative safety metrics, respectively.

For the Adjusted ROIC criteria, the performance-based units will vest based on the achievement of the following threshold, target and maximum vesting metrics. Achievement of Adjusted ROIC equal to the lesser of (i) the three-year average of the Company’s WACC or (ii) the three-year average Adjusted ROIC of Tidewater Inc. and GulfMark Offshore, Inc. plus 100 basis points will result in the threshold vesting of 50% of the target number of shares. Achievement of Adjusted ROIC equal to the three-year average of the Company's WACC plus 200 basis points will result in the vesting of 100% of the target number of shares. Achievement of Adjusted ROIC equal to the three-year average of the Company’s WACC plus 400 basis points will result in the maximum vesting of 150% of the target number of shares. The specific amount of vesting will be interpolated on a straight-line basis for results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.

For the operating margin criteria, the performance-based units will vest based on the achievement of the following threshold, target and maximum vesting metrics, relative to an ordinal ranking of the Company’s Public Company OSV Peer Group based on comparably calculated three-year average operating margins. Achievement of an operating margin that would place the Company in the top 66.67% of the Company’s Public Company OSV Peer Group will result in the threshold vesting of 50% of the target number of shares. Achievement of an operating margin that would place the Company in the top 50% of the Company’s Public Company OSV Peer Group will result in the target vesting of 100% of the target number of shares. Achievement of an operating margin that would place the Company in the top 20% of the Company’s Public Company OSV Peer Group will result in the maximum vesting of 150% of the target number of shares. The specific amount of vesting will be interpolated on a straight-line basis for results between 66.67% and 50%, or 50% and 20% of the Company’s Public Company OSV Peer Group ranked by their individual three-year average operating margins, as applicable.

For the safety criteria, the performance-based units will vest based on the achievement of the following threshold, target and maximum vesting metrics. Achievement of a total recordable incident rate equal to or less than the three-year average of all of the comparable industry safety benchmarks set forth by IADC, OMSA, ISOA and IMCA will result in the threshold vesting of 50% of the target number of shares. Achievement of a total recordable incident rate equal to or less than the lowest three-year average of comparable industry safety benchmarks set forth by any of IADC, OMSA, ISOA or IMCA will result in the target vesting of 100% of the target number of shares. Historically, the Company's total recordable incident rate has been substantially better than the best of any of the four industry safety benchmarks. Accordingly, in order to incentivize continuous improvement in the Company's safety performance, achievement of a total recordable incident rate at least 10% less than the Company’s own trailing three-year average total recordable incident will result in the maximum vesting of 150% of the target number of shares. The specific amount of vesting will be interpolated on a straight-line basis for results between the threshold metric and the target metric, or the target metric and the maximum metric, as applicable.

The February 2014 and 2015 awards of time-based and performance-based restricted stock units to our named executive officers were apportioned as set forth in the table below. The quantity of time-based and performance-based restricted stock unit awards granted increased in 2015, compared to 2014, due to a significant decline in the Company's stock price during the latter-half of 2014 and through the grant date of February 10, 2015. However, for the February 2015 awards, the target grant values for our chief executive officer and other named executive officers were reduced by 15% and 10%, respectively, commensurate with their voluntarily reduced base salaries for 2015. The time-based restricted stock awards vest in three equal tranches on the first, second and third anniversary dates of the grant. The performance-based awards cliff vest as described above. The performance-based awards in the following table reflect target award levels.

Executive	2014 Time-Based RSUs	2014 Performance-Based RSUs	2015 Time-Based RSUs	2015 Performance-Based RSUs
Todd M. Hornbeck	47,247	31,498	78,812	52,541
Carl G. Annessa	18,199	12,133	32,143	21,429
James O. Harp, Jr.	18,199	12,133	32,143	21,429
Samuel A. Giberga	14,787	9,858	26,116	17,411
John S. Cook	14,787	9,858	26,116	17,411

As of December 31, 2014, the Company had outstanding performance-based restricted stock unit awards issued in 2010, 2012, 2013 and 2014, which awards may vest over periods ranging from 2015 to 2018. The table below illustrates the vesting of the performance-based awards for all named executive officers as well as the aggregate vesting that would have occurred for the outstanding awards if the performance measurement date was December 31, 2014 for the 2010, 2012, 2013 and 2014 performance-based awards.

Grant Year		Target Units Granted	% of Units To Vest
2010	(1)	114,258	15.8%
2012	(2)	52,992	100%
2013	(3)	52,525	100%
2014	(4)	75,480	69%

(1)
Performance-based restricted stock unit awards granted to executive officers in February 2010 could have vested from 0% to 100% of the target number of shares, on the third, fourth or fifth anniversary of the grant date, based on the achievement of pre-defined performance criteria discussed below and utilizing a three-year rolling average. Fifty percent (50%) of the performance-based units (Tranche A) could vest based on the achievement of a three-year rolling average of CWIP Adjusted ROIC in accordance with a pre-established series of economic value-added (EVA) spreads of 200 to 600 basis points (bps) with two additional years to achieve such three-year average(s). The other fifty percent (50%) (Tranche B) could vest based on the achievement of a three-year rolling average operating margin in accordance with a pre-defined schedule of operating margin tiers ranging from 25% to 45%, with two additional years to achieve such three-year average(s). At December 31, 2012, the end of the first performance measurement period, results for Tranche A showed that there was no level of achievement and, so none of the performance-based units vested for this tranche. For Tranche B, 16.8% of the measurement criteria was met on December 31, 2012, thus resulting in an overall vesting of 8.4% of the total performance-based units granted in 2010. At December 31, 2013, the end of the second performance period, results for Tranche A again showed that there was no level of achievement and, so none of the performance-based units vested for this tranche. For Tranche B, 22.4% of the measurement criteria was met on December 31, 2013, resulting in an overall vesting of 11.2% of the original granted amount, or an incremental 2.8% above the previously vested amount of 8.4%. At December 31, 2014, the end of the third and final performance period, results for Tranche A again showed that there was no level of achievement and, so none of the performance-based units vested for this tranche. For Tranche B, 31.6% of the measurement criteria was met on December 31, 2014, resulting in an overall vesting of 15.8% of the original granted amount, or an incremental 4.6% above the cumulative previously vested amount of 11.2%.

(2)
Performance-based restricted stock unit awards granted to executive officers in February 2012 are dependent on 1) such officer’s service for three, four or five years from the date of grant and 2) the Company’s achievement of three equally-weighted 3-year average key performance indicators on the third, fourth or fifth anniversary of the grant date. This award could vest from 0% to 100% of the target number of shares, based on the achievement of the pre-defined performance criteria. As of December 31, 2014, the Company achieved 100% of all three of the key performance indicators and the award vested at 100% on February 14, 2015.

(3)
Performance-based restricted stock unit awards granted to executive officers in February 2013 are dependent on 1) such officer’s service for three, four or five years from the date of grant and 2) the Company’s achievement of three equally-weighted 3-year average key performance indicators on the third, fourth or fifth anniversary of the grant date. This award may vest from 0% to 100% of the target number of shares, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2014, the Company is projected to achieve 100% of all three key performance indicators.

(4)
Performance-based restricted stock unit awards granted to executive officers in February 2014 are dependent on 1) such officer’s service for three years from the date of grant and 2) the Company’s achievement of three 3-year average key performance indicators on the third anniversary of the grant date. This award may vest from 0% to 150% of the target number of shares, based on the achievement of the pre-defined performance criteria. Based on internal forecasts as of December 31, 2014, the Company is projected to achieve an aggregate vesting of 69% in February 2017 and thus an estimated 31% forfeiture.

In addition to the performance-based restricted stock unit awards discussed above, in February of each of 2012, 2013 and 2014, the executive officers were granted time-based restricted stock units, which are reflected in both the 2014 Summary Compensation Table and the 2014 Outstanding Equity Awards at Fiscal Year End Table below.
In February 2014, the executive officers also received awards of cash-settled phantom stock units. These cash-settled phantom stock unit awards will be settled in cash at vesting with the value determined by the Company's 10-trading-day trailing average stock price on the vesting date. Such cash-settled phantom stock awards granted will time-vest in full on the third anniversary of the grant date. The compensation committee determined to award these cash-settled phantom stock units in an attempt to cause the total direct compensation of the named executive officers to reach the seventy-fifth percentile of the Company’s Industry Peer Group, based on information provided by PMP. As stated above, the compensation committee has historically targeted its total direct compensation between the sixtieth and seventy-fifth percentiles for our named executive officers. Due to the strong performance of the Company in 2013, the compensation committee felt that it was appropriate to target total direct compensation at the seventy-fifth percentile for that year.

Executive	2014 Cash-Settled Phantom Units
Todd M. Hornbeck	5,833
Carl G. Annessa	3,033
James O. Harp, Jr.	3,033
Samuel A. Giberga	3,033
John S. Cook	3,033
Benefits and Perquisites. The Company provides the executive officers and other employees with certain perquisites and other personal benefits as part of providing a competitive executive compensation program and for employee retention. The Company does not gross-up for taxes payable in respect of perquisites received. The following table generally identifies the Company’s benefit plans and identifies those employees who may be eligible to participate. The executive officers participate in the following benefit plans in the same manner that our employees do, except where noted as below:

Benefit Plan	Executive Officers	Certain Managers	Full-time Employees	Notes
Medical Insurance	X	X	X	(1)
Dental Insurance	X	X	X	(1)
Vision Insurance	X	X	X	(1)
Employee Assistance Plan	X	X	X
Life and Disability Insurance	X	X	X	(2)
Flexible Spending Accounts	X	X	X
Employee Stock Purchase Plan	X	X	X
401(k) Plan	X	X	X

(1)	In 2014, Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook had a supplemental medical insurance policy that pays all out-of-pocket medical, dental and vision expenses.

(2)
The executive officers, the Company’s Vice Presidents, and certain other officers have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $300,000. All other employees have company-paid basic life and accidental death and dismemberment insurance of 1.5 times their salary, up to $100,000. In addition, the executive officers, the Company’s Vice Presidents, and certain other officers are eligible to receive disability benefits as long as they are disabled from performing their own occupation. For all other employees, they are entitled to disability benefits up to 36 months if they are disabled from performing their own occupation, and after 36 months they must be unable to work in any occupation.

The Company believes it should provide limited perquisites for executive officers. As a result, the Company has historically given nominal perquisites. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Type of Perquisite	Executive Officers	Certain Managers	Certain Full Time Employees
Company Vehicle	X	Not offered	X
Vehicle Allowance	Not offered	X	X
Supplemental Medical Insurance	X	Not offered	Not offered
Country Club Memberships	Not offered	Not offered	Not offered
Dwellings for Personal Use	Not offered	Not offered	Not offered
Security Services	Not offered	Not offered	Not offered
Supplemental Executive Retirement Program (SERP)	Not offered	Not offered	Not offered
Deferred Compensation Plan	X(1)	Not offered	Not offered

(1)
A Deferred Compensation Plan was adopted by the Board of Directors during 2007. However, no matching provision has been authorized under the plan and no executive has availed himself of plan participation.

How the elements of compensation fit into our overall compensation objectives
Consistent with the Company’s compensation philosophy and objectives discussed above, the compensation committee believes that its use of the primary components of compensation described above provides competitive salaries, allows opportunities for significant cash incentive compensation to encourage short-term performance and establishes significant long-term equity incentive opportunities aligned with stockholder interests.
The role of the compensation committee
Our compensation committee is comprised solely of directors who (i) meet the independence requirements of Section 303A of the NYSE Listed Company Manual, the provisions of Section 952 of the Dodd-Frank Act, and any rules or regulations promulgated thereunder, (ii) qualify as “Non-Employee Directors” under Rule 16b-3 of the Exchange Act, and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The compensation committee is responsible for 1) establishing and administering an overall compensation program for our executive officers and approving all compensation for executive officers; 2) establishing and administering the Company’s policies governing annual cash compensation and equity incentive awards for employees other than executive officers and 3) administering the Company’s incentive compensation and certain employee benefit plans. The compensation committee meets several times each year to analyze and discuss the Company’s compensation plans, proposals and other compensation-related issues. From time to time, it also engages in informal sessions with and without executive management. These sessions usually coincide with the Company’s annual budget process. At the regular meeting of the compensation committee in February of each year, the compensation committee determines and approves the award, if any, of prior year cash incentive compensation. In addition, at its February meeting, the compensation committee determines the current year’s annual compensation for our executive officers, including the establishment of base salaries, determination of any potential cash incentive compensation targets and participation levels of each named executive officer and approval of long-term incentive compensation awards. When appropriate, the compensation committee recommends to the full Board of Directors compensation or benefit policies or plans or amendments to existing policies or plans and amendments to employment agreements with executive officers. The Chief Executive Officer reviews the performance of the other executive officers and recommends to the compensation committee the base salary, cash incentive compensation, equity incentive compensation and other benefits for such officers. The compensation committee considers the Chief Executive Officer’s recommendations when establishing the base salary, cash incentive compensation, equity incentive compensation and other benefits for the other executive officers.
The compensation committee analyzes tally sheets that are prepared by management. The purpose of these tally sheets is to compile in one place, segregated by compensation elements, the amount of actual compensation that each of our executive officers was paid in the prior year and the potential compensation proposed to be paid in the current year. The tally sheets help ensure that there is a correlation between the Company’s compensation philosophy and objectives and the actual compensation of our executives. These tally sheets reflect all compensation and related commitments for executive officers, including base salary, annual performance-based cash incentives, cash bonuses, if applicable, outstanding and proposed stock options, restricted stock awards and restricted stock unit awards, benefits and perquisites. The tally sheets also may include the amounts that our executive officers would receive in the event of a termination in their employment or change in control of the Company. The tally sheets are intended to provide the compensation committee with a comprehensive single point of reference for all of the compensation earned by or proposed for our executives. The tally sheets are provided with benchmarking data for comparable executives in our Industry Peer Group and Direct Peer Group (as defined below). For more information about the companies contained in our Industry Peer Group and Direct Peer Group, please see the section entitled, “How and why we benchmark executive compensation against our peers” below.
How and when we have used a compensation consultant
The compensation committee has the authority to directly engage independent consultants. Generally, consultants have provided advice on compensation strategy and program design. Consultants have also been used to compare the Company’s compensation programs with those of other companies.
In late 2010, the compensation committee evaluated several independent consultants and engaged PMP to provide advice on the compensation strategy and program design as well as to review and recommend an updated peer group in 2011. In 2011, the compensation committee engaged PMP to perform a limited update to their prior report for the 2012 committee’s executive compensation review. PMP was engaged again in late 2013 to perform a full compensation review and analysis for 2014 recommendations, including an updated peer group analysis with recommended member changes. The Company paid PMP approximately $76,161 in 2013 for work related to 2014. PMP was not paid or engaged for the performance of any non-executive compensation services related to 2014 or 2015.
The compensation committee may choose to retain outside compensation consultants, such as PMP, to review compensation issues again in the future.
How and why we benchmark executive compensation against our peers
We compete with other companies for executive talent. In doing so, we consider prevailing executive compensation trends in order to establish whether our compensation is appropriate, competitive and in-line with our overall executive compensation philosophy and objectives. The compensation committee considers competitive market data including compensation levels and other information derived from: 1) public filings of publicly traded energy service companies (including publicly traded marine service companies, some of which are direct competitors) identified by compensation consultants or the compensation committee as having sufficiently similar operating characteristics with the Company so as to provide a source of meaningful comparison, or our Industry Peer Group; 2) public filings of publicly traded marine service companies that are our direct competitors, or our Direct Peer Group; and 3) published survey information for the energy industry as well as the broader commercial industry, when appropriate. Our competitive market is not comprised strictly of vessel owners because the competition we face for certain executive talent is not limited to marine companies and we believe that the number of such companies represents too small of a sample size for a reasonable comparison. Generally, the compensation committee considers how the compensation of our executives compares with the individual elements of, as well as the total direct compensation of, the named executive officers of the groups described above. The compensation committee has historically considered the median compensation levels determined at the fiftieth, sixtieth and seventy-fifth percentiles of the groups described above among the factors it uses when establishing executive compensation. As data from certain members of our Industry Peer Group loses comparability or becomes unavailable as a result of acquisitions or other transactions, they will be removed from the list.

During 2013, PMP reviewed the Industry Peer Group to be used for 2014 executive compensation analysis and recommended changes. At the compensation committee’s request, PMP identified and selected a new peer group with size and scope parameters more closely aligned with the Company’s revenues and operations. The companies included by PMP in the Industry Peer Group used to benchmark 2014 executive compensation consisted of the following:
Industry Peer Group Used to Benchmark 2014 Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
Superior Energy Services Inc. (SPN)
Oceaneering International, Inc. (OII)
Atwood Oceanics Inc. (ATW)
Helix Energy Solutions Group, Inc. (HLX)
Bristow Group Inc. (BRS)
Hercules Offshore, Inc. (HERO)
Kirby Corporation (KEX)
Newpark Resources, Inc. (NR)
Noble Corporation (NE) (1)
Gulf Island Fabrication, Inc. (GIFI) (1)
_____________
(1) For 2014 and future years, Noble Corporation (NE) and Gulf Island Fabrication, Inc. (GIFI) were added to the industry peer group used to benchmark executive compensation as a result of the peer group review performed by PMP in late 2013.
When establishing executive compensation to be paid in 2014 and 2015, the compensation committee considered competitive market data of our Direct Peer Group, in addition to our Industry Peer Group. The companies included in the Direct Peer Group used to benchmark 2014 and 2015 executive compensation consisted of the following:
Direct Peer Group Used to Benchmark Executive Compensation
Gulfmark Offshore Inc. (GLF)
Tidewater Inc. (TDW)
Seacor Holdings Inc. (CKH)
In 2014, total annual cash compensation, which consists of base salary, short-term cash incentive compensation and cash bonuses, was targeted between the sixtieth and seventy-fifth percentiles of the Industry Peer Group. In prior years, our named executive officers had the potential to earn equity incentive compensation at or above the seventy-fifth percentile of the Industry Peer Group, which is where they were for the 2014 grants. The total direct compensation awarded by our compensation committee fell between the sixtieth and seventy-fifth percentile for our named executive officers taken as a group in 2014. However, it is noteworthy that some equity incentive compensation that is awarded may not be earned if performance targets are not achieved by the vesting date. Additionally, the Company's stock price has been historically volatile. There is frequently a significant difference, both positive and negative, between the value of an award at the grant date and its value upon vesting. We utilize a standard set of assumptions applied to the Black-Scholes model during the benchmarking process. The assumptions (term, volatility, dividend yield, and interest rate) are derived from information found in our Grants of Plan-Based Awards Table and those of the companies that comprise our Industry Peer Group.
While our Industry Peer Group and Direct Peer Group are used by our compensation committee to benchmark overall compensation levels, our Direct Peer Group is not used for benchmarking. Our Direct Peer Group is used as a point of reference against which the Company’s performance is measured for the purpose of establishing certain relative performance targets used to award short and long-term incentive compensation.
The role of executive management in the compensation process
The compensation committee works with executive management with respect to the practical aspects of the design and execution of our executive compensation programs. Because our executives’ cash compensation is derived, in part, from the Company’s annual operating performance, the annual budget process is a key component of the process by which compensation is determined. The Chief Executive Officer and other members of management also evaluate comparative data of the Industry Peer Group and the broader commercial industry in order to compare proposed compensation against such peer companies and provide such information to the compensation committee. Following proposals made by executive management, including the Chief Executive Officer’s recommendations regarding the other named executive officers, the compensation committee engages in one or more discussion sessions, with and without executive management, in order to make a final determination of compensation for the named executive officers.
How and why we use our performance measures to determine whether incentive cash compensation has been earned
Commencing in 2012, the Company’s performance measures for incentive cash compensation have consisted of adjusted EBITDA, relative operating margin and relative safety performance.
The reason that adjusted EBITDA is our most heavily weighted component (at 50%) of the three objective performance measures is because of the prominence given adjusted EBITDA in several facets of the Company’s operations. For instance, we disclose and discuss EBITDA as a non-GAAP financial measure in our public releases, including quarterly earnings releases, investor conference calls and other filings with the Commission. EBITDA is used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess our ability to service existing fixed charges and incur additional indebtedness. Because of the significance of EBITDA to the Company as an analytical measure, the compensation committee used EBITDA, which may be adjusted for certain items, for 2014 and 2015 as the most heavily weighted objective criterion for determining the amount of annual cash incentive compensation that would be paid to our executive officers and other shore-based employees. Adjustments that the compensation committee makes to EBITDA include adjustments for losses on early extinguishment of debt, stock-based compensation expense and interest income. Adjustments to other items may be made in years in which they have relevance to our compensation analysis and/or are unpredictable for budgeting purposes. In setting the adjusted EBITDA target used as a component of our cash incentive compensation, the compensation committee sets the adjusted EBITDA target based on expected performance for the year taking into account industry conditions, competitor performance and expectations of the Board of Directors. This approach has historically resulted in adjusted EBITDA targets that are designed to incentivize management to perform at demanding levels. Please see the section entitled “Cash Incentive Compensation and Bonuses” above for a discussion of the compensation committee’s actions with respect to cash incentive compensation for 2014.
The adjusted EBITDA target is not necessarily the same as that which the Company may from time to time include in earnings guidance. However, if guidance for a year is given, the adjusted EBITDA target established at the beginning of the year is within the initial range of earnings guidance announced by the Company for that year. While the Company may alter its guidance range during the year, it has not, in the past, changed the adjusted EBITDA target for cash incentive compensation other than, on occasion, to adjust for significant acquisitions, dispositions or financings that may have occurred that were unanticipated at the time the adjusted EBITDA target was originally set.
The operating margin component is evaluated by comparing the operating margin with that of our Public Company OSV Peer Group. Like the adjusted EBITDA component, the operating margin component ties executive compensation to financial performance, but unlike the adjusted EBITDA component, the operating margin component is directly tied to our financial performance relative to our Public Company OSV Peer Group. We believe that this helps us reward relative out-performance during cyclical industry fluctuations. The safety component is evaluated by comparing our total recordable incident rate with various industry benchmarks and our own prior safety performance. When selecting service providers, we know that our customers make decisions based on the safety reputation of the provider. Therefore, we believe that by using a safety component in our objective performance measures we will not only reinforce the culture of safety within our Company, which benefits our employees, but should also improve our long-term performance sustainability.
We believe that these metrics incentivize management to strive for operating results that increase stockholder value, while reaffirming our commitment to operating our business at the highest levels of safety and with the utmost care and protection of the environment.
Management of dilution caused by equity compensation
Under our incentive compensation plan, the Company is authorized to issue a maximum of 4,200,000 shares of Common Stock as awards. As of March 31, 2015, 162,983 shares remain available for future grants. If Proposal No. 2 is adopted, an additional 750,000 shares of common stock will be authorized for issuance under the incentive compensation plan.
The Company is mindful of and considers, among other things, dilution and the rate at which shares are used and intends to target an annual share usage level consistent with industry benchmarks compiled by Institutional Shareholder Services or reputable outside consultants, such as PMP, and other independent third-party sources. The Company also manages dilution and burn rate by tying some portion of equity awards to performance measures. The actual annual usage rate based on shares granted divided by total shares outstanding is expected to vary from year to year, depending on the achievement of specified performance targets and objectives. In keeping with its overall compensation philosophy and entrepreneurial culture, the Company has historically granted stock-based compensation to employees other than its named executive officers. This stock-based compensation included restricted stock units (RSUs), stock options, and cash-settled phantom stock units. In 2014, executive officers, non-employee directors, and certain shoreside employees received restricted stock units. In 2014, executive officers and certain shoreside employees also received awards of cash-settled phantom stock units, which is a derivative form of stock-based compensation. The 2014 cash-settled phantom stock unit awards are settled in cash at vesting with the value equal to the Company's 10-day trailing average closing stock price on the vesting date. Awards of cash-settled phantom stock units do not affect the Company’s outstanding share count. Overall, the shares granted to employees and non-employee directors in February 2012, February 2013 and February 2014 represented approximately 0.7%, 0.6% and 0.7% of the Company’s then-outstanding shares, respectively.
The following table shows the quantity and type of equity and equity-based awards granted during the fiscal years ended December 31, 2012, 2013 and 2014. Only awards given to directors vest immediately.

Grant Year	Grant Type	Quantity Granted (1)	Vesting Period	Vesting Detail
2012	Time-Based RSUs	61,977	Immediate	Immediate Vest on Grant Date
	Time-Based RSUs	132,489	3 Years	Vesting at Annual Intervals Throughout Service Period
	Performance-Based RSUs (2)	56,781	3 Years	Cliff Vest After 3rd, 4th, or 5th Anniversary
	Time-Based Phantom Stock Units (3)	100,000	3 Years	Cliff Vest After Service Period
	Time-Based Phantom Stock Units (4)	39,784	3 Years	Vesting at Annual Intervals Throughout Service Period
	Time-Based Phantom Stock Units (4)	314	5 Years	Vesting at Annual Intervals Throughout Service Period

2013	Time-Based RSUs	18,702	Immediate	Immediate Vest on Grant Date
	Time-Based RSUs	130,858	3 Years	Vesting at Annual Intervals Throughout Service Period
	Performance-Based RSUs (5)	56,082	3 years	Cliff Vest After 3rd, 4th, or 5th Anniversary
	Time-Based Phantom Stock Units (6)	21,397	3 Years	Vesting at Annual Intervals Throughout Service Period
	Time-Based Phantom Stock Units (6)	93	5 Years	Vesting at Annual Intervals Throughout Service Period

2014	Time-Based RSUs	26,211	Immediate	Immediate Vest on Grant Date
	Time-Based RSUs	120,918	3 Years	Vesting at Annual Intervals Throughout Service Period
	Time-Based RSUs	10,646	3 years	Cliff Vest After Service Period
	Performance-Based RSUs (7)	80,613	3 Years	Cliff Vest After Service Period
	Time-Based Phantom Stock Units (8)	20,998	3 Years	Cliff Vest After Service Period
	Time-Based Phantom Stock Units (9)	13,805	3 Years	Vesting at Annual Intervals Throughout Service Period

(1)
Amounts listed in the Quantity Granted column represent target shares granted to executive officers, non-employee directors and other employees during the annual grant process in addition to those awarded to new-hire employees throughout the remainder of the year. The performance-based RSUs granted in February 2014 provide that up to 150% of target shares awarded may be earned. Such potential additional shares are not reflected in this table.

(2)
Performance-based RSUs granted during 2012 are scheduled to vest on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements. The 2012 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded. These awards vested at 100% on February 14, 2015.

(3)
Cash-settled phantom stock units were awarded in 2012 to named executive officers. Each cash-settled phantom stock unit has a value equal to the Company's closing stock price on the vesting date and was distributed in cash on February 14, 2015.

(4)
Cash-settled phantom stock units were awarded in 2012 to certain employees (other than named executive officers). Each cash-settled phantom stock unit has a value equal to the Company’s closing stock price on the date of vesting and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(5)
Performance-based RSUs granted during 2013 are scheduled to vest on the third, fourth or fifth anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements. The 2013 grant agreements do not provide for the potential to earn awards at a percentage greater than 100% of target shares awarded.

(6)
Cash-settled phantom stock units were awarded in 2013 to certain employees (other than named executive officers). Each cash-settled phantom stock unit has a value equal to the Company’s closing stock price on the date of vesting and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(7)
Performance-based RSUs granted during 2014 are scheduled to vest on the third anniversary of the Grant Date, subject to the achievement of internal performance criteria defined in the respective grant agreements. The 2014 grant agreements provide for the potential to earn awards at a percentage up to 150% of target shares awarded.

(8)
Cash-settled phantom stock units were awarded in 2014 to named executive officers. Each cash-settled phantom stock unit has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and will be distributed in cash on the vesting dates defined in the respective grant agreements.

(9)
Cash-settled phantom stock units were awarded in 2014 to certain employees (other than named executive officers). Each cash-settled phantom stock unit has a value equal to the Company's 10-day trailing average closing stock price on the vesting date and will be distributed in cash on the vesting dates defined in the respective grant agreements.

Tax and accounting treatment issues
Under Section 162(m) of the Code, the Company may not deduct, for federal income tax purposes, compensation paid in excess of $1,000,000 to a named executive officer employed by the Company at year-end unless it qualifies as “performance-based compensation.” As part of its responsibilities, the compensation committee reviews and considers the deductibility of compensation paid to executive officers under Section 162(m) of the Code, and, generally, has endeavored to design the compensation payable to the Company’s executive officers so that it is fully deductible by the Company. A portion of the compensation paid pursuant to our annual incentive bonus plan and certain of our restricted stock unit awards generally qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries, bonuses and time-based restricted stock unit award grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). The compensation committee believes that, in order to ensure competitive levels of total compensation for its executive officers, there may be circumstances in which the Company’s interests are best served by approving compensation for its executive officers that will not meet the requirements of Section 162(m) of the Code and, therefore, will not be deductible by the Company for federal income tax purposes. Accordingly, the compensation committee has approved, and may approve in the future, compensation for one or more of its executive officers that is not deductible for federal income tax purposes. For 2014, certain executive compensation exceeded the Section 162(m) limitation due primarily to a combination of base salary and incentive awards not considered to be “performance-based compensation” under Section 162(m).
Under FASB Accounting Standard 718 - Stock Compensation, the Company is required to record stock-based compensation expense related to equity awards prior to the vesting of those awards. In February 2011, the Company granted performance-based restricted stock unit awards that utilize market-based conditions in the performance criteria. This accounting standard requires the Company to record stock-based compensation expense for these performance-based awards, which are valued using a Monte Carlo simulation, even if vesting does not ultimately occur. As a result, the Company may record compensation expense for certain restricted stock unit awards that are never earned by the employee. Such was the case for certain grants issued in certain prior years. In February 2013, 2014 and 2015, respectively, the Company granted performance-based restricted stock unit awards that utilize internal performance criteria. If it is determined in the future that the Company did not meet the internal performance criteria defined in the grant agreements, the Company would be permitted under the accounting rule to reverse any expense previously recognized upon forfeiture of these awards.
Our review and analysis of the need for termination and change in control arrangements
The Company uses employment agreements in the Company’s retention efforts for certain key executives and can, under appropriate circumstances, use them for recruiting purposes. The Company has entered into long-term employment agreements with its five named executive officers: Todd M. Hornbeck, who serves as our President and Chief Executive Officer; Carl G. Annessa, who serves as our Executive Vice President and Chief Operating Officer; James O. Harp, Jr., who serves as our Executive Vice President and Chief Financial Officer; Samuel A. Giberga, who serves as our Executive Vice President, General Counsel and Chief Compliance Officer; and John S. Cook who serves as our Executive Vice President, Chief Commercial Officer and Chief Information Officer. Each long-term employment agreement has a current term expiring December 31, 2017. The terms of each agreement automatically extend for an additional year every January 1, unless notice of termination is given before such date by the employee or us. Under the terms of our incentive compensation plan, and such employment agreements, the Chief Executive Officer and the other four named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment without cause and upon a change in control of the Company.

In the case of each employment agreement, the terms of the termination and change in control arrangements were established through a process of arms-length negotiations between the Company and the applicable executive officer. Several years ago, the compensation committee re-evaluated the terms of the employment agreements and determined to strengthen, and in the case of our Chief Executive Officer to add, provisions that restrict the ability of these individuals to compete with the Company following their termination of employment with the Company. In addition, the agreements were amended to add provisions that prohibit the solicitation of employees for a specified period following termination of employment and that enhance obligations concerning confidentiality of Company information. The foregoing restrictions were a significant factor considered by the compensation committee in agreeing to termination and change in control payments under the employment agreements. The age of our executives was also a factor in favor of our obtaining the foregoing restrictions in exchange for termination payments. All of our executive officers are of such an age that if terminated, will likely continue working. It is also likely that any future employment would be with a competitor. Consequently, the compensation committee determined that it was in the Company’s best interest to have obtained such enhanced restrictions in exchange for termination and change in control payment provisions and gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b). The employment agreements of Messrs. Giberga and Cook, entered into effective in June 2011 and January 2013, respectively, do not contain such gross-up provisions.
In prior years, the Company entered into change in control agreements with Samuel A. Giberga, Executive Vice President, General Counsel and Chief Compliance Officer and John S. Cook, Executive Vice President, Chief Commercial Officer, and Chief Information Officer. The terms of the change in control agreements are substantially the same as the change in control provisions defined in the employment agreements discussed above except for the multiple regarding cash amounts received for salary and bonus and the time period for which medical and other insurance benefits would be provided after termination subsequent to a change in control. The change in control agreements also restrict the ability of Messrs. Giberga and Cook to compete with the Company following their termination of employment with the Company, prohibit the solicitation of employees for a specified period following termination of employment, and delineate obligations concerning confidentiality of Company information. The change in control agreements also include gross-up provisions for (a) income taxes, if any, payable with respect to extended medical benefits and for (b) excise taxes payable with respect to any excess payments under Section 280G of the Code and for (c) excise taxes and all other taxes with respect to any gross-up payments under (b).
To the extent that accelerated vesting provisions are not expressly addressed otherwise in the employment agreements or the change in control agreements, as applicable, each of our executive officers is entitled to accelerated vesting of incentive compensation awards in the event of retirement, death or disability pursuant to the terms of our incentive compensation plan. The specific terms of the arrangements described in this section, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2014, are described in detail in the section entitled “Potential Payments Upon Termination or Change in Control” below.
Our policies regarding trading in our securities by our executive officers
The Company has in effect a written Insider Trading Policy, which is applicable to all personnel. The policy forbids trading in our securities at any time the individual employee is in possession of material non-public information. In addition, irrespective of whether the individual employee is in possession of material non-public information, the policy prohibits trading at any time that the Company has closed its trading window. Since one effect of the trading window is to limit significantly the period of time in any given year in which trading in our securities may be undertaken by the Company’s officers, directors and certain of its shore-based employees, the Company has authorized the use of stock trading plans that comply with Rule 10b5-1 under the Exchange Act. Under such a plan, trading may occur at any time pursuant to a pre-approved trading plan over which the officer, director or employee has no discretion or control. In addition, the Insider Trading Policy contains a prohibition against writing or trading in options on our securities or otherwise engaging in derivative or hedging transactions involving our securities. The Insider Trading Policy also restricts the ability of officers or directors, including our named executive officers, from engaging in margin transactions or from pledging or otherwise using our securities to collateralize indebtedness, without authorization. Additionally, the Company prohibits executive officers and directors from engaging in hedging transactions using the Company’s securities. While the Company encourages and promotes share ownership by all of its employees, it does not have a written policy concerning share ownership by named executive officers, directors or other employees other than the requirement that all directors own stock of the Company. See the section entitled “Principal Stockholders” below for information regarding share ownership by our executive officers.

Post year-end actions affecting compensation
As discussed above, in February of each year, the compensation committee determines the cash incentive compensation and/or bonuses for the executive officers for services provided during the previous fiscal year. The compensation committee also determines equity incentive compensation awards for the executive officers, taking into account services provided during the previous fiscal year and the intended incentive for long-term employment and performance.
All budgeted annual salaries, equity incentive awards, potential cash incentive awards and the adjusted EBITDA performance target related thereto, applicable to the executive officers are addressed by the Board of Directors in its final approval of the Company’s annual budget.
Results from Say-on-Pay Advisory Vote
At the Company’s annual meeting of stockholders, held on June 19, 2014, approximately 91% of the votes cast with regard to Say-on-Pay were cast in favor of approving the compensation of the Company’s named executive officers. The compensation committee and the Board of Directors considers this vote to be indicative of broad stockholder support of the Company’s general compensation philosophies and objectives, which are detailed above. The compensation committee and the Board of Directors considered this support when deciding to maintain these philosophies and objectives for 2015.
2014 SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid or earned by each of the named executive officers for the three fiscal years ended December 31, 2014.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	2014	$750,000	$—	$4,300,015	$—	$819,375	$—	$33,526	$5,902,916
Chairman, President & CEO	2013	601,000	—	2,704,508	—	1,202,000	—	24,307	4,531,815
	2012	601,000	—	4,217,412	—	865,440	—	31,129	5,714,981
Carl G. Annessa	2014	$400,000	$—	$1,690,034	$—	$437,000	$—	$34,750	$2,561,784
Executive Vice President & COO	2013	364,000	—	1,183,009	—	728,000	—	32,517	2,307,526
	2012	364,000	—	1,847,214	—	524,160	—	33,181	2,768,555
James O. Harp, Jr.	2014	$400,000	$—	$1,690,034	$—	$437,000	$—	$33,662	$2,560,696
Executive Vice President & CFO	2013	364,000	—	1,183,009	—	728,000	—	34,679	2,309,688
	2012	364,000	—	1,847,214	—	524,160	—	26,039	2,761,413
Samuel A. Giberga	2014	$325,000	$—	$1,397,536	$—	$355,063	$—	$39,019	$2,116,618
Executive Vice President, General Counsel & CCO	2013	286,000	—	929,484	—	572,000	—	34,403	1,821,887
	2012	286,000	—	1,335,411	—	411,840	—	30,477	2,063,728
John S. Cook	2014	$325,000	$—	$1,397,536	$—	$355,063	$—	$34,861	$2,112,460
Executive Vice President, CCO & CIO	2013	271,000	—	880,752	—	542,000	—	22,678	1,716,430
	2012	259,000	—	887,002	—	279,720	—	16,488	1,442,210

(1)
On February 18, 2014, the compensation committee determined that the annual salaries to be paid to each of our named executive officers in 2014 would increase. As a result of weak market conditions, effective January 1, 2015, the named executive officers voluntarily offered to reduce their base salaries. Such reduction was subsequently ratified by the compensation committee. For the period of the industry downturn, the chief executive officer voluntarily agreed to reduce his base salary by 15%, whereas, each of the other executive officers voluntarily reduced his base salary by 10%.

(2)
The grant date fair values of these RSU awards are computed in accordance with FASB ASC Topic 718. The amounts in this column reflect the grant date fair values of RSUs granted to the named executive officers during 2012, 2013 and 2014. The grant date fair values for time-based RSUs and performance-based RSUs that do not contain market-based conditions are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant. For awards granted in February 2015, the target values for our chief executive officer and other named executive officers were reduced by 15% and 10%, respectively, commensurate with their voluntarily reduced base salaries for 2015.

For 2012, the amount in this column also includes the grant date value of cash-settled phantom unit awards as set forth in the first column below. Such awards vested on February 14, 2015 and were paid out in cash based on the fair market value on the vesting date set forth in the second column below.

	2012 Cash-Settled Phantom Unit Awards Grant Date Fair Market Value	2012 Cash-Settled Phantom Unit Awards Vest Date Fair Market Value
Todd M. Hornbeck	$1,512,900	$838,450
Carl G. Annessa	664,200	368,100
James O. Harp, Jr.	664,200	368,100
Samuel A. Giberga	405,900	224,950
John S. Cook	369,000	204,500

(3)
The amounts in this column reflect the cash incentive payments to the named executive officers under all components of annual cash incentive compensation pursuant to the incentive compensation plan and the employment agreements for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook. Each of the named executive officers could receive cash incentive compensation according to the interpolated, straight-line-basis formula allowed under the objective components of the program and the compensation committee could award a discretionary amount under the subjective component. For fiscal 2015, the targeted cash incentive pay, which is a multiple of base salary, will be impacted by the voluntary reductions in base salary for each named executive officer.

(4)	The amounts in this column reflect the following for each named executive officer during 2014:

▪	Matching contributions allocated by the Company to each of the named executive officers pursuant to the Hornbeck Offshore Services, Inc. 401(k) plan;

▪	Premiums paid by the Company for term life insurance policies for each named executive officer;

▪	Claims paid under the supplemental health insurance policies for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook in the amount $6,003, $4,882, $7,959, $8,407, and $5,139, respectively; and

▪
Automobile, fuel and insurance expenses on Company-provided vehicles for Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook in the amount of $15,385, $17,730, $13,565, $18,474, and $17,584, respectively. The amount reflected for Mr. Annessa includes the actual lease payments through lease term, which ended in May 2014, fuel and insurance costs. In May 2014, the Company purchased a vehicle for Mr. Annessa's use and from this date the related depreciation is included above. The automobiles of Messrs. Hornbeck, Harp, Giberga and Cook are owned by the Company and their respective amount includes the 2014 depreciation of the vehicles and their actual fuel and insurance costs.

Employment Agreements
Todd M. Hornbeck serves as our President and Chief Executive Officer, Carl G. Annessa serves as our Executive Vice President and Chief Operating Officer, James O. Harp, Jr. serves as our Executive Vice President and Chief Financial Officer, Samuel A. Giberga serves as our Executive Vice President, General Counsel and Chief Compliance Officer and John S. Cook serves as our Executive Vice President, Chief Commercial Officer and Chief Information Officer. Each of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook serves under an employment agreement with a current term expiring December 31, 2017. The terms of each of their agreements automatically extend for an additional year every January 1, unless terminated before any such date by the employee or us.
For a detailed description of the determination of the base salary amounts and performance measures, please see the discussion above under the caption “Compensation Discussion and Analysis.”
For the fiscal year ended December 31, 2014, the employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, in each case, as amended, provided for annual base salaries of $750,000, $400,000, $400,000, $325,000 and $325,000, respectively. As a result of weak market conditions, effective January 1, 2015, the named executive officers voluntarily offered to reduce their base salaries. Such reduction was subsequently ratified by the compensation committee. For the period of the industry downturn, the chief executive officer voluntarily agreed to reduce his base salary by 15%, whereas, each of the other executive officers voluntarily reduced his base salary by 10%. The annual base salaries of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook for the period of the industry downturn will be $637,500, $360,000, $360,000, $292,500 and $292,500, respectively.
For fiscal 2015, the targeted cash incentive pay, which is a multiple of base salary, will be impacted by the voluntary reductions in base salary for each named executive officer.
For awards granted in February 2015, the target grant values for our chief executive officer and other named executive officers were reduced by 15% and 10%, respectively, commensurate with their voluntarily reduced base salaries for 2015.
The voluntary base salary reductions during the period of the industry downturn do not affect the calculation of payments upon termination of employment or a change in control. For fiscal 2015, payments upon termination of employment or a change of control will be calculated using the named executive officers' base salaries under their employment agreements.
Equity Compensation Plan Information
Our Board of Directors and stockholders previously adopted an incentive compensation plan. The purpose of the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan, or the incentive compensation plan, is to make awards with the purpose of strengthening our Company by providing an incentive to our employees, officers, consultants, non-employee directors and advisors to devote their abilities and energies to our success. The incentive compensation plan provides for the granting or awarding of incentive and nonqualified stock options, stock appreciation and dividend equivalent rights, restricted stock awards, restricted stock unit awards, performance-based awards and any other awards. Our stockholders have previously approved 4,200,000 shares of our common stock for issuance pursuant to awards made under the incentive compensation plan, of which 424,587 shares were available for future grants as of December 31, 2014. At December 31, 2014, there was one tranche of unvested RSUs whose provisions allow for a maximum vesting potential of 150% of target shares awarded. Therefore, the number of shares available for future grants as of December 31, 2014, accounted for target shares awarded and included the vesting potential of 150% for this 2014 grant. If Proposal No. 2 is adopted by the stockholders, an additional 750,000 shares of common stock will be authorized for issuance under the incentive compensation plan.
On May 3, 2005, our Board of Directors and stockholders adopted the ESPP, which is a separate plan from the Company’s incentive compensation plan. Under the ESPP, the Company is authorized to issue up to 700,000 shares of common stock to eligible employees of the Company and its designated subsidiaries, of which 45,899 shares were available for future issuance as of December 31, 2014. If Proposal No. 3 is adopted by the stockholders, an additional 1,500,000 shares of common stock will be authorized for issuance under the ESPP and the term of the ESPP will be extended to June 18, 2025.
The following table summarizes information as of December 31, 2014, about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	939,069	$27.98	3.7 years	470,486
Equity compensation plans not approved by security holders	—	—	—	—
Total	939,069			470,486

(1)	This amount includes:

•	345,073 shares issuable upon the exercise of outstanding stock options;

•	593,996 shares governed by restricted stock unit awards granted in 2010, 2012, 2013 and 2014;

•
and includes the effect of 40,307 shares, 37,741 of which were granted to named executive officers, governed by restricted stock unit awards granted in 2014 that are issuable if the maximum potential of 150% of target awards is realized.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.

(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.

(4)	This amount includes 424,587 and 45,899 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively, as of December 31, 2014.
The following table summarizes information as of March 31, 2015, about our plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Weighted Average Remaining Term of Outstanding Options, Warrants and Rights (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (4)
	(a)	(b)	(c)	(d)
Equity compensation and purchase plans approved by security holders	1,064,627	$28.26	3.7 years	208,882
Equity compensation plans not approved by security holders	—	—	—	—
Total	1,064,627			208,882

(1)	This amount includes:

•	326,639 shares issuable upon the exercise of outstanding stock options;

•	737,988 shares governed by restricted stock unit awards granted in 2013, 2014 and 2015;
and includes the effect of 109,951 shares, 102,852 of which were granted to named executive officers, governed by restricted stock unit awards granted in 2014 and 2015 that are issuable if the maximum potential of 150% of target awards is realized.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account restricted stock unit awards, since these awards have no exercise price.

(3)	The weighted average remaining term of outstanding options, warrants and rights does not take into account restricted stock unit awards.

(4)	This amount includes 162,983 and 45,899 shares of common stock available for future issuance under the incentive compensation plan and the ESPP, respectively, as of March 31, 2015.
The incentive compensation plan is administered by the compensation committee. Subject to the express provisions of the incentive compensation plan and directions from the Board, the compensation committee is authorized, among other things:

•	to select the persons to whom restricted stock, restricted stock units, stock options and other awards will be granted;

•	to determine the type, size and terms and conditions of restricted stock, restricted stock units, stock options and other awards;

•	to establish the terms for treatment of restricted stock, restricted stock units, stock options and other awards upon a termination of employment; and

•
to delegate to the Chief Executive Officer and to other senior officers of the Company its duties under the incentive compensation plan related to non-executive employee compensation pursuant to conditions or limitations as the compensation committee may establish, subject to certain limitations under the incentive compensation plan.

For a discussion of the potential deductibility of Section 162(m) awards and Section 162(m) performance criteria, see the sections titled "Performance Goals" and "Section 162(m) of the Code" under Proposal No. 2 of this Proxy Statement.

2014 GRANTS OF PLAN-BASED AWARDS
The following table provides information about the equity and non-equity awards we made to our named executive officers under our incentive compensation plan during the year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd M. Hornbeck	2/18/2014	$375,000	$750,000	$1,500,000	—	—	—	—	—	—	$—
Chairman, President & CEO	2/18/2014	—	—	—	—	47,247	—	—	—	—	2,025,006
	2/18/2014	—	—	—	—	31,498	47,247	—	—	—	2,025,006
	2/18/2014	—	—	—	—	5,833	—	—	—	—	250,002
Carl G. Annessa	2/18/2014	200,000	400,000	800,000	—	—	—	—	—	—	—
Executive Vice President & COO	2/18/2014	—	—	—	—	18,199	—	—	—	—	780,009
	2/18/2014	—	—	—	—	12,133	18,200	—	—	—	780,031
	2/18/2014	—	—	—	—	3,033	—	—	—	—	129,994
James O. Harp, Jr.	2/18/2014	200,000	400,000	800,000	—	—	—	—	—	—	—
Executive Vice President & CFO	2/18/2014	—	—	—	—	18,199	—	—	—	—	780,009
	2/18/2014	—	—	—	—	12,133	18,200	—	—	—	780,031
	2/18/2014	—	—	—	—	3,033	—	—	—	—	129,994
Samuel A. Giberga	2/18/2014	162,500	325,000	650,000	—	—	—	—	—	—	—
Executive Vice President, General Counsel & CCO	2/18/2014	—	—	—	—	14,787	—	—	—	—	633,771
	2/18/2014	—	—	—	—	9,858	14,787	—	—	—	633,771
	2/18/2014	—	—	—	—	3,033	—	—	—	—	129,994
John S. Cook	2/18/2014	162,500	325,000	650,000	—	—	—	—	—	—
Executive Vice President, CCO & CIO	2/18/2014	—	—	—	—	14,787	—	—	—	—	633,771
	2/18/2014	—	—	—	—	9,858	14,787	—	—	—	633,771
	2/18/2014	—	—	—	—	3,033	—	—	—	—	129,994

(1)
Each of our named executive officers was eligible to receive non-equity incentive compensation based on the achievement of performance goals and the discretion of the compensation committee. The amount actually paid to  each named executive officer for 2014 pursuant to these criteria is reflected in the “2014 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation."

(2)	Amounts in these columns represent restricted stock unit awards granted to our named executive officers during 2014.

•
The first tranche represents the number of shares and the related dollar amounts that will be received by the named executive officers under the time-based restricted stock unit awards included in this column. The time-based restricted stock unit awards included in this column will vest over three-years in equal, one-third increments on the first, second, and third anniversaries of the Grant Date.

•
The second tranche represents the number of shares and the related dollar amounts that may be received by the named executive officers under the performance-based restricted stock unit awards included in this column. The performance-based restricted stock unit awards included in this column will vest on the third anniversary of the Grant Date, subject to the achievement of performance criteria defined in the respective grant agreements. This tranche has the opportunity to vest from zero to 150% based on achieving the pre-defined criteria in the grant agreements.

•
The third tranche represents the number of cash-settled phantom stock units and the related dollar amounts that may be received by the executive officers under the cash-settled phantom stock unit awards included in this column. The cash-settled phantom stock unit awards included in this column each has a value equal to the Company's 10-day trailing average stock price and will be distributed in cash on the third anniversary of the Grant Date.

(3)
Amounts listed for awards that are subject to performance conditions have been calculated based upon the probable outcome of such performance conditions. Dollar amounts are based on grant date fair value.

2014 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table summarizes the equity awards we have made to our named executive officers that are outstanding as of December 31, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#) (2)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd M. Hornbeck	83,266	—	—	$24.86	2/23/2021	—	—	31,498	$786,505
Chairman, President & CEO	49,000	—	—	33.15	2/14/2016	—	—	47,247	1,179,758
	—	—	—	—	—	—	—	5,833	145,650
	—	—	—	—	—	—	—	20,645	515,506
	—	—	—	—	—	—	—	32,115	801,912
	—	—	—	—	—	—	—	21,988	549,040
	—	—	—	—	—	—	—	17,102	427,037
	—	—	—	—	—	—	—	41,000	1,023,770
	—	—	—	—	—	—	—	44,399	1,108,643
Carl G. Annessa	36,605	—	—	$24.86	2/23/2021	—	—	12,133	$302,961
Executive Vice President	13,500	—	—	33.15	2/14/2016	—	—	18,199	454,429
& COO	—	—	—	—	0	—	—	3,033	75,734
	—	—	—	—	—	—	—	9,031	225,504
	—	—	—	—	—	—	—	14,048	350,779
	—	—	—	—	—	—	—	9,618	240,161
	—	—	—	—	—	—	—	7,481	186,801
	—	—	—	—	—	—	—	18,000	449,460
	—	—	—	—	—	—	—	19,520	487,414
James O. Harp, Jr.	36,605	—	—	$24.86	2/23/2021	—	—	12,133	$302,961
Executive Vice President	13,500	—	—	33.15	2/14/2016	—	—	18,199	454,429
& CFO	—	—	—	—	—	—	—	3,033	75,734
	—	—	—	—	—	—	—	9,031	225,504
	—	—	—	—	—	—	—	14,048	350,779
	—	—	—	—	—	—	—	9,618	240,161
	—	—	—	—	—	—	—	7,481	186,801
	—	—	—	—	—	—	—	18,000	449,460
	—	—	—	—	—	—	—	19,520	487,414
Samuel A. Giberga	17,699	—	—	$24.86	2/23/2021	—	—	9,858	$246,154
Executive Vice President,	10,700	—	—	33.15	2/14/2016	—	—	14,787	369,231
General Counsel & CCO	—	—	—	—	—	—	—	3,033	75,734
	—	—	—	—	—	—	—	7,095	177,162
	—	—	—	—	—	—	—	11,038	275,619
	—	—	—	—	—	—	—	7,557	188,698
	—	—	—	—	—	—	—	5,878	146,774
	—	—	—	—	—	—	—	11,000	274,670
	—	—	—	—	—	—	—	9,438	235,667
John S. Cook	10,727	—	—	$24.86	2/23/2021	—	—	9,858	$246,154
Executive Vice President,	—	—	—	—	—	—	—	14,787	369,231
CCO & CIO	—	—	—	—	—	—	—	3,033	75,734
	—	—	—	—	—	—	—	6,723	167,873
	—	—	—	—	—	—	—	10,459	261,161
	—	—	—	—	—	—	—	4,211	105,149
	—	—	—	—	—	—	—	3,276	81,802
	—	—	—	—	—	—	—	10,000	249,700
	—	—	—	—	—	—	—	8,580	214,243

(1)	All options listed in this column vest in equal installments over the first three years starting on the first anniversary date of the ten-year option term.

(2)
The restricted stock shares summarized above and described below are delineated below in numbered tranches based on the order they appear in the table above and include both performance-based restricted stock shares and time-based restricted stock shares.

Performance-based shares: The first tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based restricted stock shares that vest, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2014 grant date through February 18, 2017. The maximum amount of shares that could be earned under the grant agreement is equivalent to 150% of the target shares granted, which is not reflected in this table. The table below sets forth the excess of the maximum potential shares over the target shares for the February 18, 2014 grant date awards.

February 18, 2014
• Todd M. Hornbeck	15,749
• Carl G. Annessa	6,067
• James O. Harp, Jr.	6,067
• Samuel A. Giberga	4,929
• John S. Cook	4,929
The fourth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based restricted stock shares that vest, depending on the Company’s achievement of performance criteria defined in the agreement for the period starting at the 2013 grant date through February 5, 2016, with two additional years to achieve the performance criteria defined in the respective grant agreement and potential to vest February 5, 2017, or February 5, 2018. There is no amount in excess of the target shares granted that may vest under the 2013 grant agreements.
The sixth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents performance-based restricted stock shares that vest, depending on the Company’s relative stock price performance for the period starting at the 2012 grant date through February 14, 2015, with two additional years to achieve the performance criteria defined in the respective grant agreement and potential to vest February 14, 2016, or February 14, 2017. There is no amount in excess of the target shares granted that may vest under the 2012 grant agreements. The 2012 performance award vested at 100% on February 14, 2015.
The ninth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents the balance of outstanding performance-based restricted stock shares granted in 2010 that still have the potential to vest. On the third anniversary date of the grant, February 9, 2013, 8.4% of the total award vested. On the fourth anniversary date of the grant, February 9, 2014 an additional 2.8% vested for a total of 11.2% of the original granted amount. On the fifth anniversary date of the grant, February 9, 2015 an additional 4.6% vested for a total of 15.8% of the original granted amount. The remaining 84.2% of the original amount granted was forfeited. No remaining amount vested in excess of the target shares granted under the 2010 grant agreements.
Time-based shares: The second tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based restricted stock shares that vested one-third on February 18, 2015 and will vest one-third each on February 18, 2016 and February 18, 2017, respectively. The fifth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based restricted stock shares that vested one-third on February 5, 2014 and February 5, 2015, respectively, and will vest one-third each on February 5, 2016. The seventh tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents time-based restricted stock shares that vested on February 14, 2015.
Cash-settled phantom stock units: The third tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents cash-settled phantom stock units that will vest on February 18, 2017. The eighth tranche for Messrs. Hornbeck, Annessa, Harp, Giberga, and Cook represents cash-settled phantom stock units that vested on February 14, 2015.

(3)	The amounts in this column equal the number of shares of restricted stock indicated in column (i) multiplied by the closing price of our common stock on December 31, 2014 of $24.97.

2014 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Vested (#)	Value Realized Upon Vesting ($) (2)
(a)	(b)	(c)	(d)	(e)
Todd M. Hornbeck	—	$—	90,072	$3,625,754
Carl G. Annessa	25,000	225,423	39,523	1,590,829
James O. Harp, Jr.	—	—	39,523	1,590,829
Samuel A. Giberga	—	—	23,494	953,491
John S. Cook	—	—	19,504	785,370

(1)	The value realized upon exercise of option awards represents the excess of the market price of our common stock on the date of exercise over the grant price.

(2)	The value realized upon vesting of stock awards is determined by multiplying the number of shares vested by the closing market price of our common stock on the date of vesting.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon termination, including after change in control, as of December 31, 2014, to Messrs. Todd Hornbeck, Annessa and Harp are governed by the terms of their respective employment agreements. Potential payments upon termination, including after a change in control, to Messrs. Giberga and Cook are governed by the terms of his employment agreement and his change in control agreement. Potential payments upon change in control before termination to the named executive officers are governed by the terms of the respective award agreements.
Payments Made Upon Termination Without Good Cause
Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is terminated without “good cause” as defined in the employment agreements: (i) his unvested stock options, time-based restricted stock unit awards and time-based phantom stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the Company through the end of each measurement period (depending on satisfaction of the performance criteria); and (iii) he would be entitled to his base salary, cash incentive compensation, automobile, and medical and other benefits through the actual expiration date of his agreement provided that bonuses for each calendar year through the termination date that are (a) discretionary in nature, shall be paid based on the greater of (x) the amount equal to the total bonus paid for the last completed year for which bonuses have been paid or (y) the amount equal to the bonuses that would have been payable for the then current year, and bonuses that are (b) performance based, shall be based on the amount equal to the bonuses, which includes cash incentive compensation and discretionary bonuses, that would have been payable for the applicable year, had he been employed with the Company at the end of each such year and paid at the time bonuses for each such year are paid to those executives still employed by the Company, determined on a basis consistent with the last completed year for which bonuses have been paid but using the bonus amounts for the then current year.
Payments Made Upon a Change in Control
For purposes of the employment agreements of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, the change in control agreements for Messrs. Giberga and Cook, and the incentive compensation plan, a “change in control” means:

(1)
the obtaining by any person or persons acting as a group of fifty percent (50%) or more of the voting shares of Parent pursuant to a “tender offer” for such shares as provided under Rule 14d-2 promulgated under the Securities Exchange Act of 1934, as amended, or any subsequent comparable federal rule or regulation governing tender offers; or

(2)
a majority of the members of the Parent’s board of directors is replaced during any twelve (12) month period by new directors whose appointment or election is not endorsed by a majority of the members of the Parent’s board of directors before the date of such new directors’ appointment or election; or

(3)
any person, or persons acting as a group, acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Parent that have a total gross fair market value equal to or more than seventy-five percent (75%) of the total gross fair market value of all of the assets of the Parent immediately before such acquisition or acquisitions (other than transfers to related persons as defined in Section 1.409A-3(i)(5)(vii)(B) of the Treasury Regulations).

Under the respective equity award agreements for the executive officers, upon a change in control (i) his unvested stock options, time-based restricted stock unit awards and time-based phantom stock unit awards would vest and (ii) his unvested performance-based restricted stock unit awards would vest at the target share amount.
If we should undergo a change in control while the employment agreements are in effect and any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is either constructively or actually terminated under the conditions set forth in his agreement, then he will be entitled to receive three times his salary under his employment agreement for the year in which the termination occurs (one and one-half times for Messrs. Giberga and Cook), three years of medical and other insurance benefits from the date of termination (18 months for Messrs. Giberga and Cook) and, in general, three times (one and one-half times for Messrs. Giberga and Cook) the greater of (x) the amount equal to the total cash incentive compensation and bonus, if applicable, paid for the last completed year for which cash incentive compensation and/or bonuses have been paid or (y) the amount equal to the cash incentive compensation and/or bonuses that would have been payable for the then current year. Messrs. Giberga and Cook’s rights with regard to a change in control under each's respective employment agreement and under each's respective change in control agreement are cumulative. If we should undergo a change in control while the change in control agreements are in effect and either of Messrs. Giberga or Cook is constructively or actually terminated under the conditions set forth in his change in control agreement, then he will be entitled to receive under such agreement one and one-half times his salary for the year in which the termination occurs, 18 months of medical and other insurance benefits from the date of termination and, in general, one and one-half times the greater of (x) the amount equal to the total cash incentive compensation and/or bonus paid for the last completed year for which cash incentive compensation and/or bonuses have been paid or (y) the amount equal to the cash incentive compensation and/or bonuses that would have been payable for the then current year. To the extent that such medical benefits may be taxable to the employee or his dependents, the Company would gross up the employee for such taxes based on the employee’s actual tax rate, up to 35% (without a gross up on the initial gross up). In addition, under the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp and the change in control agreements of Messrs. Giberga and Cook, upon an actual or constructive termination following a change in control (i) his unvested stock options, time-based restricted stock unit awards and time-based phantom stock unit awards would vest (or be payable in cash) upon the termination event and (ii) his unvested performance-based restricted stock unit awards would vest at the higher of the number of shares that would have otherwise been earned if the performance criteria were applied on the date of the change in control or the target share amount.
In the event that it shall be determined that any payment by the Company to or for the benefit of the named executive officers would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code, or any successor provision thereto, or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the named executive officer shall be entitled to receive an additional payment or payments, or gross-up payment, under his employment agreement or change in control agreement. The gross-up payment shall be in an amount such that after payment by such named executive officer of all taxes including any Excise Tax (and including any interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of such named executive officer’s failure to timely file a tax return or pay taxes shown due on such executive officer’s return) imposed upon the gross-up payment, the amount of the gross-up payment retained by such named executive officer is equal to the Excise Tax imposed upon the payment.
Payments Made Upon Voluntary Termination or Termination with Cause
If the employment of any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, is terminated for good cause or if any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, voluntarily terminates his employment with the Company, the Company will pay any compensation earned but not paid to him prior to the effective date of termination. Mr. Todd Hornbeck may voluntarily terminate his employment by giving at least ninety days notice. Messrs. Annessa, Harp, Giberga and Cook, may voluntarily terminate their employment by giving at least thirty days notice. At any time after such notice, the Company would have the right to relieve the employee of his duties; however salary would continue during the notice period.
Payments Made Upon Death
Under the employment agreements, if Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook, dies during the term of his employment: (i) his unvested stock options, time-based restricted stock unit awards and time-based phantom stock unit awards would vest upon the date of death, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of death or the target share amount; and (iii) the Company shall pay to his estate the compensation that such executive would have earned through the date of death, including any prior year bonus or cash incentive compensation earned but not yet paid and the pro-rated portion of any current year bonuses as and when determined in the ordinary course of the calculation of current year bonuses due to other executive officers of the Company, and his dependents would be entitled to benefits, including medical, and other benefits and use of a Company automobile for a period of one year following the date of death. Also, the estate of Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook, respectively, would receive life insurance proceeds from the Company-paid term life insurance policies that were in effect on the date of his death.
Payments Made Upon Permanent Disability
Under the employment agreements, if Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook becomes permanently disabled, as defined in the employment agreements, during the term of his employment: (i) his unvested stock options, time-based restricted stock unit awards and time-based phantom stock unit awards would vest upon the termination event, (ii) his performance-based restricted stock unit awards would vest at the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of termination or the target share amount; and (iii) he would be entitled to (x) salary continuation benefits under the Company’s disability plan, which allows disability payments for as long as the plan participant is disabled from performing the material duties of his own occupation (y) the compensation that such executive would have earned through the date of determination of permanent disability, including any prior year bonus or cash incentive compensation earned but not yet paid and the pro-rated portion of any current year bonus as and when determined in the ordinary course of the calculation of current year bonuses due to other executive officers of the Company, and (z) other benefits, including medical and use of a Company automobile for a period of one year following the date of determination of permanent disability.
Payments Made Upon Non-Renewal of an Employment Agreement
If an employment agreement is not renewed, Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook as applicable, would be entitled to receive an amount equal to one-half of his basic annualized salary for the year preceding such non-renewal.
Material Conditions and Obligations Under the Employment Agreements
Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook have each agreed that during the term of their respective agreements and for a period of two years after termination, they will not (1) be employed by or associated with or own more than 5% of the outstanding securities of any entity that competes with us in the locations in which we operate, (2) solicit any of our employees to terminate their employment or (3) accept employment with or payments from any of our clients or customers who did business with us while employed by us. We may elect to extend any of Messrs. Todd Hornbeck’s, Annessa’s, Harp’s, Giberga’s or Cook’s, as applicable, noncompetition period for an additional year by paying his compensation and other benefits for an additional year.
The following table shows the amount of compensation payable to each of our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving termination of employment or a change in control event. The amounts shown assume that such termination was effective as of December 31, 2014, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to such named executive officers upon their termination. The equity value calculations use the closing price of our common stock as of December 31, 2014, which was $24.97. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Termination w/o Cause Before Change in Control		Change in Control		Termination After Change in Control (1)		Voluntary Termination	Death		Permanent Disability (2)	Non-Renewal of Employment Contract
Todd M. Hornbeck	Salary	$1,500,000		$—		$2,250,000		$—	$—		$—	$375,000
Chairman, President & CEO	Cash Incentive Compensation and Bonuses	2,458,125	(3)	—		2,458,125	(4)	—	819,375		819,375	—
	Medical, Dental and Life Insurance and Other (5)	111,098		—		166,647		—	326,244	(6)	55,549	—
	Automobile	30,770		—		—		—	15,385		15,385	—
	Stock Option Vesting Acceleration (9)	—		—		—		—	—		—	—
	Stock Award Vesting Acceleration	5,242,788	(10)	6,537,820	(7)(8)	6,537,820	(7)(8)	—	6,537,820		6,537,820	—
	Total	9,342,781		6,537,820		11,412,592		—	7,698,824		7,428,129	375,000

Carl G. Annessa	Salary	800,000		—		1,200,000		—	—		—	200,000
Executive Vice President & COO	Cash Incentive Compensation and Bonuses	1,311,000	(3)	—		1,311,000	(4)	—	437,000		437,000	—
	Medical, Dental and Life Insurance and Other (5)	118,700		—		178,050		—	324,687	(6)	59,350	—
	Automobile	35,460		—		—		—	17,730		17,730	—
	Stock Option Vesting Acceleration (9)	—		—		—		—	—		—	—
	Stock Award Vesting Acceleration	2,217,159	(10)	2,773,243	(7)(8)	2,773,243	(7)(8)	—	2,773,243		2,773,243	—
	Total	4,482,319		2,773,243		5,462,293		—	3,552,660		3,287,323	200,000

James O. Harp, Jr.	Salary	800,000		—		1,200,000		—	—		—	200,000
Executive Vice President & CFO	Cash Incentive Compensation and Bonuses	1,311,000	(3)	—		1,311,000	(4)	—	437,000		437,000	—
	Medical, Dental and Life Insurance and Other (5)	123,888		—		185,832		—	329,343	(6)	61,944	—
	Automobile	27,130		—		—		—	13,565		13,565	—
	Stock Option Vesting Acceleration (9)	—		—		—		—	—		—	—
	Stock Award Vesting Acceleration	2,217,159	(10)	2,773,243	(7)(8)	2,773,243	(7)(8)	—	2,773,243		2,773,243	—
	Total	4,479,177		2,773,243		5,470,075		—	3,553,151		3,285,752	200,000

Samuel A. Giberga	Salary	650,000		—		975,000		—	—		—	162,500
Executive Vice President, General Counsel & CCO	Cash Incentive Compensation and Bonuses	1,065,189	(3)	—		1,065,189	(4)(11)	—	355,063		355,063	—
	Medical, Dental and Life Insurance and Other	122,066		—		183,099		—	329,729	(6)	61,033	—
	Automobile	36,948		—		—		—	18,474		18,474	—
	Stock Option Vesting Acceleration (9)	—		—		—		—	—		—	—
	Stock Award Vesting Acceleration	1,689,942	(10)	1,989,709	(7)(8)	1,989,709	(7)(8)	—	1,989,709		1,989,709	—
	Total	3,564,145		1,989,709		4,212,997		—	2,692,975		2,424,279	162,500

John S. Cook	Salary	650,000		—		975,000		—	—		—	162,500
Executive Vice President, CCO & CIO	Cash Incentive Compensation and Bonuses	1,065,189	(3)	—		1,065,189	(4)(11)	—	355,063		355,063	—
	Medical, Dental and Life Insurance and Other	110,424		—		165,636		—	324,932	(6)	55,212	—
	Automobile	35,168		—		—		—	17,584		17,584	—
	Stock Option Vesting Acceleration (9)	—		—		—		—	—		—	—
	Stock Award Vesting Acceleration	1,491,595	(10)	1,771,047	(7)(8)	1,771,047	(7)(8)	—	1,771,047		1,771,047	—
	Total	3,352,376		1,771,047		3,976,872		—	2,468,626		2,198,906	162,500

(1)
Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa, Harp, Giberga and Cook and the Company’s change in control agreements with Messrs. Giberga and Cook, certain tax protection is provided in the form of a gross-up payment to reimburse the executive for any excise tax under Section 4999 of the Code as well as any additional income taxes resulting from such reimbursement. Section 4999 of the Code imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Code Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. If such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for those executives. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2014, the Company estimates that the amount of these payments of excise and related taxes paid on behalf of the executives officers would have been as follows:

• Todd M. Hornbeck	$—
• Carl G. Annessa	—
• James O. Harp, Jr.	—
• Samuel A. Giberga	691,893
• John S. Cook	—

(2)
The named executive officers would also be eligible to receive salary continuation benefits under the Company’s disability plan, which is the same plan that all employees participate in after one year of service.

(3)	These amounts include cash incentive payments and bonuses that the named executive officers would be entitled to receive for 2014, 2015 and 2016.

(4)
Pursuant to the Company’s employment agreements with Messrs. Todd Hornbeck, Annessa and Harp, upon termination after change in control, the Company will pay these executive officers, in general, three times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year. Pursuant to the Company’s employment agreements with Messrs. Giberga and Cook, upon termination after change in control, the Company will pay Messrs. Giberga and Cook one and one-half times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year. Messrs. Giberga and Cook’s rights with regard to a change in control under the employment agreement are cumulative with those rights under his change in control agreement discussed in footnote 11 below.

(5)	These amounts include estimated “gross up” payments on medical benefits, assuming such medical benefits are taxable to the executive officer at a tax rate of 35%.

(6)	This amount includes $300,000 from life insurance proceeds payable to the named executive officer’s beneficiaries upon death.

(7)
Pursuant to the Company's respective equity award agreements, the acceleration of the vesting of equity plan awards happens upon the occurrence of a change in control and prior to an actual or constructive termination, provided that, with respect to restricted stock units that contain performance criteria, the target share amount shall vest. The amounts that would be payable to the named executive officers due to vesting acceleration are reflected in the column entitled “Change in Control” and are also reflected in the column entitled “Termination after Change in Control” in order to show the combined effect of a change in control and subsequent termination.

(8)
Pursuant to the employment agreements of Messrs. Todd Hornbeck, Annessa and Harp and the change in control agreements of Messrs. Giberga and Cook, upon an actual or constructive termination following a change in control, any and all rights, options and awards outstanding will immediately vest, provided that, with respect to restricted stock unit awards that contain performance criteria for vesting, the higher of the number of shares that would otherwise be earned if the performance criteria were applied on the date of change in control the target share amount shall vest. If the payout of the restricted stock awards had occurred on December 31, 2014, based on the performance requirements defined in the award agreements, the named executive officers would have earned 100%, 100%, 100% and 100% of the target shares granted on February 9, 2010, February 14, 2012, February 5, 2013 and February 18, 2014, respectively.

(9)	At December 31, 2014, all outstanding stock options issued for the named executive officers were vested.

(10)
Under the employment agreements, in the event any of Messrs. Todd Hornbeck, Annessa, Harp, Giberga or Cook is terminated without good cause: (i) his unvested stock options, time-based restricted stock unit awards and time-based phantom stock unit awards would vest upon the termination event, (ii) his unvested performance-based restricted stock unit awards would vest at the end of the measurement period at the number of shares that would have vested had he been employed with the company through the end of each measurement period (depending on satisfaction of the performance criteria). The restricted stock units were valued as of December 31, 2014 as if it were the end of the measurement period and the payout of the restricted stock awards had occurred on that date. The named executive officers would have earned an incremental 4.6% of the target shares granted on February 9, 2010, and 100%, 100% and 69% of the target shares granted on February 14, 2012, February 5, 2013 and February 18, 2014, respectively.

(11)
Pursuant to the Company’s change in control agreements with Messrs. Giberga and Cook, upon termination after change in control, the Company will pay these executive officers, in general, one and one-half times the greater of (x) the amount equal to the total bonus or non-equity incentive compensation paid for the last completed year for which bonuses or non-equity incentive compensation has been paid or (y) the amount equal to the bonuses or non-equity incentive compensation that would have been payable for the then current year.

Compensation of Directors
The table below summarizes the compensation paid by the Company to the non-employee directors who served during the fiscal year ended December 31, 2014 for such period.
2014 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Larry D. Hornbeck	$59,500	$100,070	$—	$—	$—	$—	$159,570
Bruce W. Hunt	53,500	100,070	—	—	—	—	153,570
Steven W. Krablin	53,500	100,070	—	—	—	—	153,570
Patricia B. Melcher	58,500	100,070	—	—	—	—	158,570
Kevin O. Meyers	50,500	180,495	—	—	—	—	230,995
John T. Rynd	52,000	180,495	—	—	—	—	232,495
Bernie W. Stewart	69,000	100,070	—	—	—	—	169,070
Nicholas L. Swyka, Jr.	59,500	100,070	—	—	—	—	159,570

(1)
The amounts in this column reflect the grant date fair values of the time-based RSUs granted to the board of directors during 2014. The grant date fair values for these RSUs are computed in accordance with FASB ASC Topic 718 and are calculated by multiplying the number of RSUs granted by the closing stock price on the date of grant.

(2)
The grant date fair values of the time-based restricted stock unit awards granted, for which stock-based compensation expense was recognized in 2014, are equivalent to the closing stock price on the grant dates and are as follows:

Grant date	Grant date fair value
February 18, 2014	$42.86
April 1, 2014	40.90
June 23, 2014	45.67
July 1, 2014	46.74
October 1, 2014	31.65

The February 18, April 1, July 1, and October 1, 2014 grant date fair values represent quarterly grants awarded to each of the Company’s active non-employee directors. All board of directors grants in 2014 vested immediately, except one director's 2014 awards that were deferred until January 1, 2024 under the Hornbeck Offshore Services, Inc. Deferred Compensation Plan. The June 23, 2014 grant date fair value represents a three-year longevity grant awarded to Messrs. Meyers and Rynd.

(3)	At December 31, 2014, the Company’s non-employee directors had the following options outstanding:

• Larry D. Hornbeck	—
• Bruce W. Hunt	6,425
• Steve W. Krablin	4,000
• Patricia B. Melcher	2,425
• Kevin O. Meyers	—
• John T. Rynd	—
• Bernie W. Stewart	2,425
• Nicholas L. Swyka	—

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of its Board. Our Chairman, who is also our employee, receives no additional compensation for serving as a director.

Under the current non-employee director compensation policy, non-employee directors are entitled to receive quarterly grants of that number of shares of common stock equal for each quarter to $25,000 divided by the closing stock price on the applicable grant date. For the year ending December 31, 2014, the compensation committee granted fully vested stock awards quarterly. Should, in the future, the compensation committee determine to apply a vesting period to shares awarded under this policy; such grants may be made of restricted stock units. Any equity awards made under this policy are granted under the incentive compensation plan. The awards are subject to annual review and may be adjusted at the discretion of the compensation committee.
On February 10, 2015, in response to weak market conditions, the Board elected to reduce their director retainer and meeting fees by 10% and their quarterly RSU grants by 10% for the period of the industry downturn.
As the Company feels that the long-term continuity of service on the Board is valuable to the Company, the non-employee director compensation policy also provides for longevity service awards to non-employee directors. Upon completion of three years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 25% of the shares of restricted stock, restricted stock units and options granted to such director over the previous three years. Upon completion of five years of service as a non-employee director, a director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock, restricted stock units and options granted to such director over the previous five years less the number of shares of restricted stock, restricted stock units and shares covered by the options awarded to such director after three years of service. Thereafter, upon completion of each successive period of five years of service, a non-employee director would be granted shares of restricted stock, restricted stock units and/or options to purchase the number of shares of common stock equaling 50% of the shares of restricted stock, restricted stock units and/or options granted to such director over the previous five years.
After three years of service as a non-employee director, a non-employee director and his immediate family can elect to participate in the same insurance benefit programs sponsored by the Company on the same monetary terms as our employees. All directors are entitled to be reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.
Effective as of October 30, 2007, the independent members of the Board of Directors approved a letter agreement between the Company and Mr. Larry Hornbeck. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Board of Directors or any committee of the Board of Directors or the Chief Executive Officer of the Company, as an extension of his duties as a director in exchange for consideration of $1,500 per month as additional board fees. Effective February 10, 2015, in response to weak market conditions, such additional board fees were reduced by 10% to $1,350 per month.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussions referenced above, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this Proxy Statement.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Bernie W. Stewart (Chair)
Kevin O. Meyers
John T. Rynd
Nicholas L. Swyka, Jr.

Compensation Committee Interlocks and Insider Participation
The members of our compensation committee who served in 2014 were Messrs. Meyers, Rynd, Stewart and Swyka. None of our executive officers, employees or former executive officers serves on the compensation committee. None of our executive officers serves as a member of a compensation committee or Board of Directors of any other entity, which has an executive officer serving as a member of our Board of Directors.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 20, 2015:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors; and

•	each of our named executive officers and all of our executive officers and directors as a group.
Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

Name	Shares of Common Stock Beneficially Owned (†)		Percentage of Common Stock Beneficially Owned (%)
Named Executive Officers and Directors:
Todd M. Hornbeck	829,624	(1)	2.3%
James O. Harp, Jr.	200,798	(2)	*
Carl G. Annessa	167,523	(3)	*
Samuel A. Giberga	90,028	(4)	*
John S. Cook	76,704	(5)	*
Larry D. Hornbeck	293,185	(6)	*
Bruce W. Hunt	83,858	(7)	*
Steven W. Krablin	37,115	(8)	*
Patricia B. Melcher	54,611	(9)	*
Kevin O. Meyers	13,832		*
John T. Rynd	15,832		*
Bernie W. Stewart	42,158	(10)	*
Nicholas L. Swyka, Jr	18,599		*
All directors and executive officers as a group (14 persons)	1,945,192	(11)	5.5%
Other 5% Stockholders:
Fine Capital Partners LP	3,557,236	(12)	9.9%
Dimensional Fund Advisors LP	3,019,414	(13)	8.5%
BlackRock, Inc.	3,003,002	(14)	8.4%
Columbia Wanger Asset Management	2,813,013	(15)	7.9%
BHR Capital	2,789,000	(16)	7.8%
Anchor Bolt Capital, LP	2,293,260	(17)	6.4%
The Vanguard Group	2,262,191	(18)	6.3%
William Herbert Hunt Trust Estate	2,058,391	(19)	5.8%
Millennium Management LLC	1,996,482	(20)	5.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

†
“Beneficial ownership” is a term broadly defined by the Commission in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and includes more than merely direct forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership”, meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of April 20, 2015 that such person or group has the right to acquire within 60 days after such date.

(1)
Includes options to purchase an aggregate of 132,266 shares of common stock and 20,000 shares held by certain family trusts for which Todd M. Hornbeck serves as trustee and holds voting power pursuant to a power of attorney.

(2)	Includes options to purchase an aggregate of 50,105 shares of common stock.

(3)	Includes options to purchase an aggregate of 50,105 shares of common stock.

(4)	Includes options to purchase an aggregate of 28,399 shares of common stock.

(5)	Includes options to purchase an aggregate of 10,727 shares of common stock.

(6)	Includes 85,000 shares that were contributed by Todd M. Hornbeck to certain family trusts for which Larry D. Hornbeck serves as trustee and holds voting power pursuant to a power of attorney.

(7)
Includes options to purchase an aggregate of 2,425 shares of common stock. Mr. Hunt is a representative of the William Herbert Hunt Trust Estate. As such, Mr. Hunt may be deemed to have voting and dispositive power over the shares beneficially owned by the Trust Estate, as described in the table above and the related footnotes. Mr. Hunt disclaims beneficial ownership of the shares owned by the Trust Estate.

(8)	Includes options to purchase an aggregate of 4,000 shares of common stock.

(9)	Includes options to purchase an aggregate of 2,425 shares of common stock.

(10)	Includes options to purchase an aggregate of 2,425 shares of common stock.

(11)	Includes options to purchase an aggregate of 288,809 shares of common stock and shares for our named executive officers, directors and an executive officer who is not named.

(12)
Based on a Schedule 13G/A dated March 9, 2015 filed with the SEC to reflect shares beneficially owned by the reporting person at March 6, 2015. Fine Capital Partners LP's address is 590 Madison Avenue, 27th Floor, New York, NY 10022.

(13)
Based on a Schedule 13G dated February 5, 2015 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2014. Dimensional Fund Advisors LP's address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(14)
Based on a Schedule 13G dated January 12, 2015 filed with the SEC to reflect shares beneficially owned by the reporting person at December 31, 2014. BlackRock, Inc.'s address is 55 East 52nd Street, New York, NY 10022.

(15)
Based on a Schedule 13G dated February 11, 2015 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2014. Columbia Wanger Asset Mangement, LLC's address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(16)
Based on a Schedule 13G/A dated February 12, 2015 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2014. BHR Capital LLC's address is 545 Madison Avenue, 10th Floor, New York, NY 10022.

(17)
Based on a Schedule 13G dated February 6, 2015 filed with the SEC reflecting shares beneficially owned by the reporting person at January 30, 2015. Anchor Bolt Capital, LP's address is 300 N. LaSalle Street, Suite 1875, Chicago, Illinois 60654.

(18)
Based on a Schedule 13G dated February 9, 2015 filed with the SEC reflecting shares beneficially owned by the reporting person at December 31, 2014. The Vanguard Group's address is 100 Vanguard Blvd., Malvern, PA 19355.

(19)
Based on a Schedule 13G/A dated April 29, 2008 filed with the SEC reflecting shares beneficially owned by the reporting person at April 8, 2008. The Trust Estate’s address is 2109 Cedar Springs Road, Suite 600, Dallas, TX 75201.

(20)
Based on a Schedule 13G dated January 27, 2015 filed with the SEC reflecting shares beneficially owned by the reporting person at January 23, 2015. Millennium Management, LLC's address is 666 Fifth Avenue, New York, NY 10103.

Certain Relationships and Related Transactions
The following is a discussion of transactions between our Company and its executive officers, directors and stockholders owning more than 5% of our common stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.
Under the terms of certain agreements, various persons, including Todd M. Hornbeck, Troy A. Hornbeck, Larry D. Hornbeck, James O. Harp, Jr., Carl G. Annessa, Patricia B. Melcher, and the William Herbert Hunt Trust Estate, have the right to include some or all of their shares of common stock of the Company in any registration statement that we file involving our common stock, subject to certain limitations. Messrs. Todd and Troy Hornbeck, are entitled to require us to file a registration statement under the Securities Act of 1933 to sell some or all of the common stock held by them.
Todd M. Hornbeck and Troy A. Hornbeck have agreed to give us notice of, and an opportunity to make a competing offer regarding, a decision by either of them to sell or consider accepting an offer to sell to a single person or entity shares of common stock representing 5% or more of our common stock, other than in compliance with Rule 144 or to an affiliate or family member of the holder.
The Company has entered into a separate indemnity agreement with each of its executive officers and its directors that provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as an executive officer or director of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. These agreements are in addition to the indemnification provided to the Company’s officers and directors under its Bylaws and in accordance with Delaware law. The Company has agreed to indemnify Todd M. Hornbeck, the Company’s President and Chief Executive Officer, for any claims, demands, causes of action and damages that may arise from use of his personal watercraft for Company business purposes.

For the past seventeen years, Larry D. Hornbeck’s family has personally supported the development of the Company by hosting numerous events at the Hornbeck Family Ranch, located in Houston County, Texas, including constructing at their own expense, a hunting lodge and related facilities and providing access to 4,700 acres adjoining the lodge and related facilities. The Hornbeck Family Ranch and related facilities have been used for functions intended to foster client and vendor relations, management retreats, Board meetings and special Company promotional events. Until December 31, 2005, these facilities were used by the Company without charge. The Board determined that the use of the Hornbeck Family Ranch in the past and going forward has been and is beneficial to the Company’s business. As of February 14, 2006, the Company entered into a Facilities Use Agreement and affected an amendment to an existing Indemnification Agreement with Larry D. Hornbeck, one of our directors. The Facilities Use Agreement and the amendment to such Indemnification Agreement became effective as of January 1, 2006, and were approved by our audit committee and by the independent members of the Board of Directors on February 14, 2006. The Indemnification Agreement, as amended, provides that the Company will indemnify Mr. Larry Hornbeck and certain other indemnitees for any claims, demands, causes of action and damages that may arise out of the Company’s use of the Hornbeck Family Ranch and related facilities.
The agreements govern the Company’s use of the Hornbeck Family Ranch and related facilities. The Facilities Use Agreement will remain in effect until December 31, 2015 unless it is terminated or extended by its terms. The Facilities Use Agreement automatically renews on an annual basis unless either party provides the other party 30 days written notice of termination. The Facilities Use Agreement also provides that the Company will pay Mr. Larry Hornbeck an annual use fee of $150,000 for the Company’s use of the facilities and reimburse Mr. Larry Hornbeck for certain other variable costs related to the Company’s use of the ranch facilities. In addition to costs incurred directly by the Company for such activities, the Company replenishes expendable goods used by Company invitees to the facilities.
In 2006, Larry D. Hornbeck transferred ownership of the land on which the Hornbeck Family Ranch is located to a family limited partnership in which trusts on behalf of the children of Todd M. Hornbeck and Troy A. Hornbeck are the limited partners. The general partner of the family limited partnership is controlled by Todd M. Hornbeck and Troy A. Hornbeck. The family limited partnership has entered into a long-term lease of the property to Larry Hornbeck and acknowledged and agreed to the Company’s use of the Hornbeck Family Ranch and related facilities under the Facilities Use Agreement and the Indemnification Agreement.
The Company has provided, and may, from time to time in the future at its own expense and with Mr. Larry Hornbeck’s prior approval, provide additional amenities for its representatives and invitees. Certain of these amenities may, by their nature, remain with the property should the Company ever cease to use the Ranch. In approving the Facilities Use Agreement and establishing the use fee amount, the audit committee and independent members of the Board considered the costs of comparable third party facilities and determined that the combined facilities use fee and anticipated reimbursement of variable costs was substantially lower than costs for the use of such comparable facilities.
In the first quarter 2012 the independent members of the Board of Directors acknowledged the service that Mr. Larry Hornbeck has provided the Company and acknowledged that the commitment of time and energy associated with this service is substantial and is provided independently from his service as a director. In order to appropriately compensate Mr. Larry Hornbeck for these services the independent members of the Board of Directors approved a consulting agreement between the Company and Mr. Larry Hornbeck effective January 1, 2012. Under the terms of such agreement, Mr. Larry Hornbeck agreed, among other things, to make himself available to the Company, the Chief Executive Officer of the Company, the Board of Directors or any committee of the Board of Directors to assist in the assessment of potential targets for acquisitions, to travel for Company projects, to attend industry meetings and to provide assistance in other ways, in exchange for consideration of $12,000 per month paid as consulting fees.
Review, Approval or Ratification of Transactions with Related Persons.
We review any transaction in which the Company, a subsidiary of the Company, and our directors, executive officers or their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting security are a participant and the amount of the transaction exceeds $120,000. Our General Counsel is primarily responsible for the development and implementation of processes and controls to obtain information from directors and officers with respect to a related party transaction, including information provided to management in the annual director and officer questionnaires. In addition, the Company has adopted a written Code of Business Conduct and Ethics for members of the Board of Directors that is located on the Governance page of the Company’s website, www.hornbeckoffshore.com. This policy requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the audit committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the NYSE. Officers, directors and greater than 10% stockholders are also required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the Forms 3 and 4 and amendments thereto filed during the 2014 fiscal year and written certifications provided to the Company, the Company believes that all of these reporting persons timely complied with their filing requirements.

Audit Committee Report
In accordance with its written charter adopted by the Board of Directors, the audit committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.
In keeping with its responsibilities, the audit committee has met and held discussions with management, the independent auditors and the separate accounting consultants engaged to ascertain compliance with Section 404 of the Sarbanes-Oxley Act and to perform the internal audit function. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent auditors, both with and without management present. In addition, the audit committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by PCAOB Auditing Standard No. 16, “Communication with Audit Committees”. The audit committee has received the written disclosures and the letter from the independent auditors required by the PCAOB and the independent auditor’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and has discussed with the independent auditors all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
Based on the audit committee’s discussions with management and the independent auditors, and the audit committee’s review of the audited financial statements, representations of management and the report of the independent auditors, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the Securities and Exchange Commission. The audit committee reappointed Ernst & Young LLP as independent accountants and auditors for the 2015 fiscal year, subject to stockholder approval.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Patricia B. Melcher (Chair)
Bruce W. Hunt
Steven W. Krablin
Bernie W. Stewart
Nicholas L. Swyka, Jr.

April 20, 2015

Other Matters
Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the 2015 Annual Meeting of Stockholders. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board of Directors.
Our 2014 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.
Stockholders may also obtain a copy of our 2014 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K most recently filed with the Commission without charge by writing to the Corporate Secretary of the Company at 103 Northpark Boulevard, Suite 300, Covington, Louisiana 70433. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.hornbeckoffshore.com.

By order of the Board of Directors,

Mark S. Myrtue
Treasurer and Corporate Secretary

Appendix A
FOURTH AMENDMENT TO THE
SECOND AMENDED AND RESTATED
HORNBECK OFFSHORE SERVICES, INC.
INCENTIVE COMPENSATION PLAN
This FOURTH AMENDMENT TO THE SECOND AMENDED AND RESTATED HORNBECK OFFSHORE SERVICES, INC. INCENTIVE COMPENSATION PLAN (this "Amendment") is made effective as of the ___ day of June, 2015, by the Board of Directors (the "Board") of Hornbeck Offshore Services, Inc. (the "Company").
WHEREAS, the Company sponsors the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan (the "Plan");
WHEREAS, pursuant to Section 13.1 of the Plan, the Board may at any time amend the provisions of the Plan;
WHEREAS, the Company desires to amend the Plan to increase the number of shares of common stock that may be delivered pursuant to awards granted under the Plan; and
WHEREAS, the stockholders of the Company have passed a resolution approving this Amendment;
NOW, THEREFORE, the Board hereby amends the Plan as follows:
1.Section 4.1 shall be amended to increase the number of shares authorized under the Plan by 750,000 by replacing the first sentence with the following:
"The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is 4,950,000 shares."

2.    Except as set forth herein and as previously amended, the Plan shall continue in full force and effect.
* * * * *

Appendix B
FIRST AMENDMENT TO THE
HORNBECK OFFSHORE SERVICES, INC.
2005 EMPLOYEE STOCK PURCHASE PLAN
This FIRST AMENDMENT TO THE HORNBECK OFFSHORE SERVICES, INC. 2005 EMPLOYEE STOCK PURCHASE PLAN (this "Amendment") is made effective as of the ___ day of June, 2015, by the Board of Directors (the "Board") of Hornbeck Offshore Services, Inc. (the "Company").
WHEREAS, the Company sponsors the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan (the "ESPP");
WHEREAS, pursuant to the "Amendment or Termination" section of the ESPP, the Board may at any time amend the provisions of the ESPP;
WHEREAS, the Company desires to amend the ESPP to (i) increase the number of shares of common stock that are available for sale under the ESPP and (ii) extend the term of the ESPP to June 18, 2025; and
WHEREAS, the stockholders of the Company have passed a resolution approving this Amendment;
NOW, THEREFORE, the Board hereby amends the ESPP as follows:
1.Paragraph (a) under the section titled "Stock" shall be amended to increase the number of shares available for sale under the ESPP by one million five hundred thousand (1,500,000) by replacing the first sentence with the following:
"Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million two hundred thousand (2,200,000) shares."

2.    The section titled "Term of the Plan" shall be amended to extend the term of the ESPP by amending it to read in its entirety as follows:
"The Plan shall become effective upon the later to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company. It shall continue in effect until June 18, 2025 unless sooner terminated under Section 20 hereof.
3.    Except as set forth herein and as previously amended, the ESPP shall continue in full force and effect.
* * * * *

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HORNBECK OFFSHORE SERVICES, INC.
103 NORTHPARK BLVD., SUITE 300	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
COVINGTON, LA 70433
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

ATTN: MARK S. MYRTUE

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

						For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:						o	o	o
1.	Election of Directors
Nominees
01	Larry D. Hornbeck	02	Steven W. Krablin	03	John T. Rynd					For	Against	Abstain
The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.
2.	To approve an amendment to the Second Amended and Restated Hornbeck Offshore Services, Inc. Incentive Compensation Plan to increase the maximum number of shares available under the Plan.									o	o	o
3.	To approve amendments to the Hornbeck Offshore Services, Inc. 2005 Employee Stock Purchase Plan to increase the maximum number of shares available under the Plan and to extend the term of the Plan.									o	o	o
4.	To ratify the reappointment of Ernst & Young LLP as the Company’s independent registered public accountants and auditors for the fiscal year 2015.									o	o	o
5.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers as set forth in the proxy statement.									o	o	o

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.								o
(see reverse for instructions)						Yes	No
Please indicate if you plan to attend this meeting						o	o

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

HORNBECK OFFSHORE SERVICES, INC.
ANNUAL MEETING OF STOCKHOLDERS
JUNE 18, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Todd M. Hornbeck, James O. Harp, Jr. and Mark S. Myrtue, or any of them, as proxies, with full powers of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hornbeck Offshore Services, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on June 18, 2015, at the Hornbeck Offshore Services, Inc. corporate training room located at 103 Northpark Boulevard, in Covington, Louisiana 70433 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2, 3, 4 and 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side